UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
Amendment #1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AVT, INC.

Nevada (State or jurisdiction of Incorporation or organization)	3580 (Primary Standard Industrial Classification Code Number)	11-3828743 (I.R.S. Employer Identification No.)

341 Bonnie Circle, Suite 102, Corona, CA 92880
(Address of Principle Executive Offices)

Telephone: (951) 737-1057

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if smaller reporting company)	Smaller reporting company [X]
Calculation of Registration Fee

Title of each Class of Securities To be Registered	Amount to be registered	Proposed maximum Offering price per share (1)(2)	Proposed maximum aggregate Offering price	Amount of registration fee
Common	5,000,000	$1.50	$7,500,000.00	$859.50

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457of the Securities Act.
(2) Offering price has been arbitrarily determined by the Board of Directors.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
Neither the Securities Exchange Commission nor any state securities commissions have approved or disapproved of these securities or passed upon the adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus

AVT, INC.
Date of Prospectus: September 13, 2012 (Subject To Completion)

5,000,000 Shares of Common Stock
$1.50 per share

This prospectus relates to a public offering of our common stock, in which we are offering a maximum of 5,000,000 shares of our common stock at a fixed price of $1.50 per share.

Our common stock is listed on the Over the Counter Bulletin Board under the symbol "AVTC." The closing price of our common stock on the OTC.BB on September 4, 2012 was $1.70 per share.

The offering is being conducted on a self-underwritten, best efforts basis, which means our management, will attempt to sell the shares. This Prospectus will permit our officers and directors to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares they may sell. Our officers and directors intend to offer and sell the shares to friends, family members and business acquaintances.

In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934. The shares will be offered at a fixed price of $1.50 per share for the duration of the offering, which is a period of 18 months from the effective date of this prospectus.

Completion of this offering is not subject to us raising a minimum offering amount. The sale of the 5,000,000 shares is intended to be a self-underwritten public offering, with no minimum purchase requirement. Shares will be offered on a best efforts basis and we do not intend to use an underwriter for this offering. We do not have an arrangement to place the proceeds from this offering in an escrow, trust or similar account. Any funds raised from the offering will be immediately available to us for our immediate use.

Any purchaser of common stock in the offerings may be the only purchaser, given the lack of a minimum offering amount.

This offering will terminate on the date which is 18 months from the effective date of this prospectus, , although we may close the offering on any date prior if the offering is fully subscribed or upon the vote of the Board of Directors.

This offering involves a high degree of risk. Please see Risk Factors starting on page 7 to read about factors you should consider before buying shares of the common stock.

The Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not the solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Company does not plan to use this offering Prospectus before the effective date.

	Number of Shares	Offering Price	Underwriting Discounts & Commissions	Proceeds to the Company

Per Share	1	$1.50	$0.00	$1.50
Minimum	0	$0.00	$0.00	$0.00
50% of Offering	2,500,000	$3,750,000	$0.00	$3,750,000
Maximum	5,000,000	$7,500,000	$0.00	$7,500,000

Heading	Page #

Item 3. Summary Information and Risk Factors	5
Risk Factors	7
Item 4. Use of Proceeds	13
Item 5. Determination of Offering Price	14
Item 6. Dilution	14
Item 7. Selling Security Holders	14
Item 8. Plan of Distribution	14
Item 9. Description of Securities to be Registered	15
Item 10. Interests of Named Experts and Counsel	20
Item 11. Information With Respect to Registrant	21
Description of Business	21
Description of Properties	27
Legal proceedings	27
Market Price Of, And Dividends On The Registrant’s Common Equity And Related Stockholder Matters	27
Financial Statements	28
Management’s Discussion and Analysis of Financial Condition and Results of Operations	28
Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	30
Directors, Executive Officers, Promoters, and Control Persons	30
Executive Compensation	31
Security Ownership of Certain Beneficial Owners and Management	32
Certain Relationships and Related Transactions and Director Independence	33
Item 11A. Material Changes	34
Item 12. Incorporation of Certain Information By Reference	34
Item 12A. Disclosure of Commission Position of Indemnification For Securities Act Liabilities	34

Item 3. Summary Information and Risk Factors

Prospectus Summary

You should read the following summary together with the more detailed business information, financial statements and related notes that appear elsewhere in this Prospectus regarding AVT, Inc. (the “Company”). In this Prospectus, unless the context otherwise denotes, references to “we,” “us,” “our,”, “AVT” and “AVT, Inc.” are to the Company.

A Cautionary Note on Forward-Looking Statements

This Prospectus contains forward-looking statements, which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

General Information About The Company

The Company

At AVT, Inc., our primary focus is on the design and manufacture of vending and product dispensing systems which utilize an inventive approach on development, integration of technology and advertising media. AVT's designs are innovative in that our systems exploit the use of an integrated PCs, having internet connectivity among a variety of other components that work in concert with the PC such as, printers, credit card readers, wireless devices, RF modules and just about any peripheral that is capable of connecting to a PC. As a design manufacture, creator of specialty application software and integrator of technology, our products define the cutting edge of the vending and dispensing industry and position us as a leader and industry innovator.

We were originally incorporated under the laws of the State of Delaware on February 25, 1969 as Infodex, Incorporated.  In October, 2005, we acquired Automated Vending Technologies, Inc., a Nevada corporation and began focusing our business on vending operations. In December, 2006 we merged our operating wholly owned subsidiary into the parent company and in January of 2008, we changed our state of domicile to the State of Nevada and renamed the company to “AVT, Inc.”  We operate in the State of California as “AVT Vending, Inc.”

Where You Can Find Us

Our offices are located at:

AVT, Inc.
341 Bonnie Circle, Suite 102
Corona, CA 92880

Our Telephone Number is: (951) 737-1057

The Offering

This prospectus covers the offering of 5,000,000 shares of AVT Common Stock. The offering price is $1.50 per share. Officers, Directors or significant investors own none of the shares being offered. Our management collectively owns 650,574 shares of our Common Stock.

Our common stock is currently quoted on the Over-the Counter Bulletin Board (“OTCBB”). There are no assurances that any meaningful market for our common stock will ever develop.

Securities Being Offered:	5,000,000 Shares of common stock, $.001 par value.

Offering Price per Share:	$1.50

Net Proceeds to Our Company:	$0.00 to $7,500,000

Use of Proceeds:	Business Development

Number of Shares Outstanding Before the Offering:	10,863,401

Number of Shares Outstanding After the Offering:	15,863,401

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this Report before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks.

We have a limited operating history and may not succeed.

We have a limited operating history and may not succeed. Our plans and businesses are “proposed” and “intended” but we may not be able to successfully implement them. Our primary business purpose is vending operations and manufacturing. We expect that unanticipated expenses, problems, and technical difficulties will occur and that they may result in material delays in the operation of our business. We may not obtain sufficient capital or achieve a significant level of operations and, even if we do, we may not be able to conduct such operations on a profitable basis.

Our common stock is a “Penny Stock” which trades on the Pink Sheets on the over-the-counter market, as a result, there are additional risks associated with stock and you may be unable to liquidate your investment in our stock quickly.

Our common stock is considered a “Penny Stock” which trades on the Pink Sheets on the over-the-counter market. As a result, there are additional risks associated with our common stock and you may be unable to liquidate your investment in our common stock quickly.

Our common stock is subject to the “Penny Stock” rules of the SEC.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.
In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We require substantial capital requirements to finance our operations. Our inability to obtain financing will adversely impact our business.

We will require additional capital for future operations. We plan to finance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

▪	cash provided by operating activities;
▪	available cash and cash investments; and
▪	capital raised through debt and equity offerings.

The uncertainties and risks associated with future performance and revenues will ultimately determine our liquidity and our ability to meet anticipated capital requirements. If declining prices cause our anticipated revenues to decrease, we may be limited in our ability to replace our inventory. As a result, our production and revenues would decrease over time and may not be sufficient to satisfy our projected capital expenditures. We may not be able to obtain additional financing in such a circumstance.

Our stock price has been extremely volatile and, as a result, you may not be able to resell your shares at or above the price you paid for them.

The stock price of our stock as has been extremely volatile and an active public market for our common stock may not develop or be sustained. Further, the market price of our common stock may decline below the price you paid for your shares.

Among the factors that could affect our stock price are:

▪	industry trends and the business success of our vendors;
▪	actual or anticipated fluctuations in our quarterly financial and operating results, including our comparable store sales;
▪	our failure to meet the expectations of the investment community and changes in investment community recommendations or estimates of our future operating results;
▪	strategic moves by our competitors, such as product announcements or acquisitions;
▪	regulatory developments;
▪	litigation;
▪	general market conditions;
▪	other domestic and international macroeconomic factors unrelated to our performance; and
▪	additions or departures of key personnel

We have substantial indebtedness.

As of June 30, 2012 we had outstanding indebtedness of $2,233,457 which includes $1,142,000 in convertible notes which require us to make quarterly cash interest payments. As of December 31, 2011, we had outstanding indebtedness of $2,361,199 which includes $1,258,506 convertible notes which require us to make quarterly cash interest payments. Our ability to meet our debt service requirements will depend upon achieving significant and sustained growth in our expected cash flow, which will be affected by our success in implementing our business strategy, prevailing economic conditions and financial, business and other factors, some of which are beyond our control. Accordingly, we cannot be certain as to whether or when we will have sufficient resources to meet our debt service obligations. If we are unable to generate sufficient cash flow to service our indebtedness, we will have to reduce or delay planned capital expenditures, sell assets, restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that any of these strategies can be effected on satisfactory terms, if at all, particularly in light of our high levels of indebtedness. In addition, the extent to which we continue to have substantial indebtedness could have significant consequences, including:

•
our ability to obtain additional financing in the future for working capital, capital expenditures, product research and development, acquisitions and other general corporate purposes may be materially limited or impaired,

•	a substantial portion of our cash flow from operations may need to be dedicated to the payment of principal and interest on our indebtedness and therefore not available to finance our business, and

•
our high degree of indebtedness may make us more vulnerable to economic downturns, limit our ability to withstand competitive pressures or reduce our flexibility in responding to changing business and economic conditions.

The vending industry is a competitive industry and we may not be able to compete with our competitors.

The vending industry is highly competitive. We compete in both the vending manufacturing and vending operations segment of the industry with companies that offer the same services that we do. Many of our competitors have significantly greater resources than we do. Although we believe we have an competitive advantage based upon the lower pricing of our products, a substantial decline in price could adversely affect consumer demand for our products and reduce our competitive advantage. Although we believe that there are significant barriers to entry to new competitors in the vending market due to, among other things, the substantial capital outlay required to purchase the number of machines needed to achieve competitive operating efficiencies, a competitor with significant financial resources may be able to compete with us. There can be no assurance that any competitors will not be able to raise the required capital to effectively compete with us.

In addition, we may face new competition as we seek to expand into international markets and develop new products, services and enhancements. Many of the competitors have greater experience than we do in operating in these international markets. Moreover, new products that we intend to develop, such as advertising, may subject us to competition from companies with significantly greater technological resources and experience. Many of our potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and public relations resources than we have. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to consumers and businesses. Our competitors might succeed in developing technologies, products or services that are more effective, less costly or more widely used than those that have been or are being developed by us or that would render our technologies or products obsolete or noncompetitive. We cannot be certain that we will be able to compete effectively with current or future competitors. Competitive pressures could seriously harm our business, financial condition and results of operations and our ability to achieve sufficient cash flow to service our indebtedness.

The success of our potential new services and products is uncertain.

We have committed, and expect to continue to commit, significant resources and capital to develop and market existing product and service enhancements and new products and services. One example is our AVTi advertising business. These products and services are relatively untested, and we cannot assure you that we will achieve market acceptance for these products and services, or other new products and services. Moreover, these and other new products and services may be subject to significant competition with offerings by potential competitors in addition to companies that compete in our coin processing business. Many of these potential competitors have significantly greater technological expertise and financial and other resources than we do. In addition, new products, services and enhancements may pose a variety of technical challenges and require us to enhance the capabilities of our network and attract additional qualified employees. The failure to develop and market new products, services or enhancements successfully could seriously harm our business, financial condition and results of operations and ability to achieve sufficient cash flow to service our indebtedness.

Our business is dependent upon continued market acceptance by consumers.

We are substantially dependent on continued market acceptance of our vending machines by consumers. Although believe that the use of vending machines in the United States is gaining better consumer acceptance, we cannot predict the future growth rate and size of this market.

We depend upon third-party manufactures and suppliers and the loss of such third-party manufactures and suppliers would seriously harm our business.

We depend, and will continue to depend, on outside parties for the manufacture of our vending machines and its key components. We intend to expand our manufacturing and such expansion may be limited by the manufacturing capacity of our third-party manufacturers and suppliers. Although we expect that our current third-party manufacturers and suppliers will be able to produce sufficient units to meet projected demand, if there is an unanticipated increase in demand for our units, we may be unable to meet such demand due to manufacturing constraints. Should our third-party manufacturers and suppliers cease making our, we would be required to locate and qualify additional suppliers. We may be unable to locate alternate manufacturers on a timely basis.

Our prior growth rates may not be indicative of our future growth rates and should not be relied upon.

You should not consider prior growth rates in our revenue to be indicative of our future operating results. The timing and amount of future revenues will depend almost entirely on our ability to obtain new vending routes and make vending machine sales. Our future operating results will depend upon many other factors, including:

- the level of product and price competition,

- our success in expanding our business network and managing our growth,

- our ability to develop and market product enhancements and new products,
- our ability to enter into and penetrate new international markets, such as Mexico and Canada,

- the timing of product enhancements, activities of and acquisitions by competitors,

- the ability to hire additional employees, and

- the timing of such hiring and the ability to control costs.

We may be unable to adequately protect or enforce our patents and proprietary rights.

Our future success depends, in part, on our ability to protect our intellectual property and maintain the proprietary nature of our technology through a combination of patents, licenses and other intellectual property arrangements, without infringing the proprietary rights of third parties. We currently have four pending patents relating to our business. We cannot assure you that these pending patents will be issued or that any of our patents will be held valid if challenged, that any pending patent applications will issue, or that other parties will not claim rights in or ownership of our patents and other proprietary rights. Moreover, patents issued to us may be circumvented or fail to provide adequate protection. Our competitors might independently develop or patent technologies that are substantially equivalent or superior to our technologies. Since patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed by others which, if issued as patents, could cover our products. We cannot be certain that others will not assert patent infringement claims or claims of misappropriation against us based on current or pending U.S. and/or foreign patents or trade secrets or that such claims will not be successful.

In addition, defending our company against these types of claims, regardless of their merits, could require us to incur substantial costs and divert the attention of key personnel. Parties making these types of claims may be able to obtain injunctive or other equitable relief which could effectively block our ability to provide our services and could result in an award of substantial damages. In the event of a successful claim of infringement, we may need or be required to obtain one or more licenses from, as well as grant one or more licenses to, others. We cannot assure you that we could obtain necessary licenses from others at a reasonable cost or at all.

We also rely on trade secrets to develop and maintain our competitive position. Although we protect our proprietary technology in part by confidentiality agreements with our employees, consultants and corporate partners, we cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise become known or be discovered independently by our competitors. The failure to protect our intellectual property rights effectively or to avoid infringing the intellectual property rights of others could seriously harm our business, financial condition and results of operations and ability to achieve sufficient cash flow to service our indebtedness.

We depend upon key personnel, the loss of which could seriously harm our business.

Our performance is substantially dependent on the continued services of our executive officers and key employees. Our long-term success will depend on our ability to recruit, retain and motivate highly skilled personnel. Competition for such personnel is intense. We have at times experienced difficulties in recruiting qualified personnel, and we may experience difficulties in the future. The inability to attract and retain necessary technical and managerial personnel could seriously harm our business, financial condition and results of operations and our ability to achieve sufficient cash flow to service our indebtedness.

Our management has broad discretion over the use of capital raised.

We plan on raising capital for working capital and to help pay off the outstanding indebtedness and for general corporate purposes, including financing the Company's expansion. Thus, management will have broad discretion in allocating proceeds of any offering.
Requirements associated with being a reporting public company will require significant company resources and management attention.

We have only recently been subject to the reporting requirements of the Securities Exchange Act of 1934, or the other rules and regulations of the SEC or any securities exchange relating to public companies. We are working with independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal controls over financial reporting. However, we cannot assure you that these and other measures we may take will be sufficient to allow us to satisfy our obligations as a public company on a timely basis.

In addition, compliance with reporting and other requirements applicable to public companies such as Sarbanes Oxley will create additional costs for us, will require the time and attention of management and will require the hiring of additional personnel and outside consultants. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the degree of impact on our management's attention to these matters will have on our business.

In addition, being a reporting public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors' and officers' liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Our estimates may prove to be inaccurate and future net cash flows are uncertain. Any significant variance from these assumptions could greatly affect our estimates.

Our estimates of both future sales and the timing of development expenditures are uncertain and may prove to be inaccurate. We also make certain assumptions regarding net cash flows and operating costs that may prove incorrect when judged against our actual experience. Any significant variance from these assumptions could greatly affect our estimates of future net cash flows and our ability to borrow under our credit facility.

Our preferred stock has rights senior to those of our common stock which could adversely affect holders of common stock.

Our charter documents give our board of directors the authority to issue series of preferred stock without a vote or action by our stockholders. The board also has the authority to determine the terms of preferred stock, including price, preferences and voting rights. The rights granted to holders of preferred stock may adversely affect the rights of holders of our common stock. Currently, our board has authorized our Series A Convertible Preferred Stock which has a liquidation preference – a pre-set distribution in the event of a liquidation – that would reduce the amount available for distribution to holders of common stock. In addition, our Series A Convertible Preferred Stock has voting rights which are superior to the voting right of the holders of our common stock. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock. As a result, common stockholders could be prevented from participating in transactions that would offer an optimal price for their shares.

We do not anticipate paying cash dividends on our capital stock in the foreseeable future.

We do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our future earnings, if any, to fund the growth of our business. In addition, the terms of the instruments governing our existing debt and any future debt or credit facility may preclude us from paying any dividends. The potential or likelihood of an increase in share price is questionable at best.

Item 4. Use of Proceeds

The following table details the Company’s intended use of proceeds from this offering, for the first twelve (12) months after successful completion of the Offering. None of the expenditures itemized are listed in any particular order of priority or importance. Assuming that 100% of the Offering is sold, the gross aggregate proceeds will be allocated as follows:

Expenditure Item(1)	Allocated Proceeds $
Legal Fees	15,000
Accounting Fees	20,000
Other Fees(2)	10,000
Administrative	5,000
Capital Equipment	500,000
Professional Fees	600,000
Physical Infrastructure	1,500,000
Product Development R&D	1,100,000
Process Control System	350,000
Cost of Goods	3,300,000
Website design, development, hosting & maintenance	100,000

Total:	7,500,000

(1) The above expenditures are defined as follows:

Legal Fees: Fees paid to our attorney for preparation and filing of SEC documents, and other State and Federal documents, as well as preparation of contracts and agreements, and consultation on business matters relating to operation of the business. This item includes offering costs.

Audit Fees: Fees paid to our independent auditor to audit and review our financial statements in relation to SEC reporting requirements once we are required to do so. This item includes offering costs.

Other Fees: Fees paid to our accountants for ongoing financial statement preparation. Fees paid to the transfer agent for issuing corporate stock and facilitating subsequent stock transactions and oversight, and any other fees that may be paid for ongoing corporate services. This item includes offering costs.

Administrative: Any monies paid for communications, postage and shipping, office supplies and other miscellaneous items that are administrative in nature.

Capital Equipment: Expenses relating to Engineering Software and Hardware, Assembly Line construction, Work benches, Machinery, Engineer and Software test equipment and test clothing

Professional Fees: Expenses related to Software Engineers, Mechanical Engineers, Quality and Test Engineering.

Physical Infrastructure: Expenses relating to additional office space, warehouse space, and conference center.

Product Development R&D: Development of Software, PCB/BCBA controller boards for locker systems, dispensing systems, vend assurance hardware and software, New product lines.
Process Control System: Expenses relating to Inventory Management, CRM Sales System, employee training.

Cost of Goods: Required inventory for existing orders relating to three of our largest clients.

Website design, development, hosting and maintenance : Monies paid to independent contractors to build, host and maintain the Company website.

There is no assurance that we will be able to raise the entire amount of this Offering. The following chart details how we will use the proceeds if we raise only 50% of this offering:

(2) These items include a total of $10,000 in offering costs

There is no minimum amount we are required to raise in this offering and any funds received will be immediately available to us.

If only 50% of this Offering is sold, the Company will have to strictly curtail its development plans. It will only utilize its attorney to do what is necessary to meet its SEC, State and Federal reporting and licensing requirements. Its audit requirements will be met at the same level as would be done if 100% of the stock offering were sold. We will look to other less expensive ways of having our financials prepared and we will engage our transfer agents for only the most necessary tasks. We will look to other more creative ways of financing our operations. The President will pay for any additional expenses as necessary. Any expenses paid by the president will be on a shareholder’s loan basis.

If less than 50% of the Offering is sold , the Company will have to severely curtail its development plans and may be forced to cease operations until additional funding can be found, of which there is no assurance. Investors in this Offering may lose all of their investment if we are forced to cease operations.

No proceeds from this Offering will be paid to our officers and directors in the form of commissions, salary, or other compensation.

Item 5. Determination of Offering Price

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to the Company’s assets, book value, historical earnings, or net worth. In determining the offering price, management considered such factors as the prospects, if any, for similar companies, anticipated results of operations, present financial resources and the likelihood of acceptance of this offering. Accordingly, the Offering Price should not be considered an indication of the actual value of our securities.

Item 6. Dilution

Not applicable.

Item 7. Selling Security Holders

Our current shareholders are not selling any of the shares being offered in this prospectus.

Item 8. Plan of Distribution

This is a self-underwritten (“best-efforts”) offering. This Prospectus is part of a registration statement that permits our officers and directors to sell the shares being offered by the Company directly to the public, with no commission or other remuneration payable to them for any shares they may sell. There are no plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer. Our officer and directors will sell the shares and intends to offer them to friends, family members and business acquaintances. In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Act of 1934. The officers and directors will not register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an Issuer may participate in the offering of the Issuer’s securities and not be deemed to be a broker-dealer.

a. None of our officers or directors are subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation,

b. None of our officers or directors will be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities,

c. None of our officers or directors is our will be, at the time of his participation in the offering, an associated person of a broker-dealer; and

d. Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or are intended to primarily perform at the end of the offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities; and (B) is not a broker or dealer, or has been an associated person of a broker or dealer, within the preceding twelve months, and (C) has not participated in selling and offering securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

e. None of our officers or directors, control persons or affiliates intend to purchase any shares in this offering.

Item 9. Description of Securities to be Registered

The following description of our capital stock is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation and Bylaws, and by the applicable provisions of California law.

Our authorized capital stock consists of 110,000,000 shares of stock consisting of (i) 100,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”) of which 10,863,401, shares are issued and outstanding as of June 30, 2012, and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”) of which 2,623,257 shares have been issued and outstanding as of June 30, 2012. Stockholders do not have any preemptive or subscription rights to purchase shares in any future issuance of our common stock.

We are registering 5,000,000 shares of our Common Stock.

Common Stock

The Board of Directors is authorized to issue 100,000,000 shares of common stock. Each share of our common stock is entitled to share pro rata in dividends and distributions with respect to our common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has any preemptive right to subscribe for any of our securities. Upon our dissolution, liquidation or winding up, the assets will be divided pro rata on a share-for-share basis among holders of the shares of common stock after any required distribution to the holders of preferred stock, if any. All shares of common stock outstanding are fully paid and non-assessable.

Dividend Policy

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock will be entitled to receive dividends on the stock out of assets legally available for distribution when, as and if authorized and declared by our Board of Directors. We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds for use in our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made by the discretion of our Board of Directors and will depend on a number of factors, including the future earnings, capital requirements, financial condition and future prospects and such other factors as our Board of Directors may deem relevant. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time. We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of the shares possess all voting power. The holders of shares of our common stock do not have cumulative voting rights in connection with the election of the board of directors, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Liquidation Rights

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up.

Absence of Other Rights

Holders of common stock have no preferential, preemptive, conversion or exchange rights.

Terms of the Offering

The shares offered will be sold at the fixed price of $1.50 per share until the completion of this Offering. There is no minimum amount of subscription required per investor, and subscriptions, once received, are irrevocable.

Unless we extend the Offering period, this Offering will commence on the date the registration statement is declared effective (which also serves as the date of this prospectus) and will continue until the date which is 18 months from the effective date of this prospectus. However, we may close the offering on any date prior if the offering is fully subscribed or upon the vote of the Board of Directors,(the “Expiration Date”).

This Offering has no minimum and, as such, we will be able to spend any of the proceeds received by us.

Offering Proceeds

We will be selling all of the 5,000,000 shares of common stock we are offering as a self-under-written offering. There is no minimum amount we are required to raise in this offering and any funds received will be immediately available to us.

Procedures and Requirements for Subscription

If you decide to subscribe for any Shares in this Offering, you will be required to submit to us an executed Subscription Agreement together with a check or certified funds. Subscriptions, once received by our Attorney, are irrevocable. All checks or certified funds for subscriptions should be made payable to “AVT, Inc.”

Right to Reject Subscription

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us or our Attorney to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Preferred Stock

Our Board of Directors is authorized, without further shareholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series and the Board of Directors may fix the rights, preferences and designations thereof. At this time the Board of Directors has designated 3,000,000 shares of our preferred stock as Series A Convertible Preferred Stock of which 2,623,257 shares are issued and outstanding as of June 30, 2012. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Conversion Rights

Each share of our Series A Preferred Stock may be convertible, at the option of the holder thereof and subject to notice requirements described herein, at any time, into six (6) shares of our common stock.

Liquidation Preference

The holders of our Series A Convertible Preferred Stock are entitled to receive, prior to the holders of the other series of our Preferred Stock and prior and in preference to any distribution of our assets or surplus funds to the holders of any other shares of stock of the corporation by reason of their ownership of such stock, an amount equal to $0.37 per share with respect to each share of Series A Convertible Preferred Stock, plus all declared but unpaid dividends with respect to such share.

Voting Rights

Except as otherwise required by law, the holders of our Series A Convertible Preferred Stock vote; (i) as a single class and shall have such number of votes as is determined by multiplying (a) the number of shares of Series A Convertible Preferred Stock held by such holder, (b) the number of issued and outstanding shares of our Series A Convertible Preferred Stock and Common Stock as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, and (c) 0.00000025; and (ii) the holders of our Common Stock shall have one vote per share of Common Stock held as of such date.

Employee Stock Option Plan

Introduction

Set forth below is a summary of our 2011 Stock Compensation Plan, which highlights the principal features of that plan. You may obtain a copy of the plan by writing or calling our Secretary at the address and phone number listed above.

General Purpose

Our board of directors approved our 2011 Stock Compensation Plan on September 26, 2011. As of the date of this Offering, no shares have been issued under the Plan.
The purpose of the Plan is to advance our best interests by providing those persons who have a substantial responsibility for our management and growth with additional incentive and by increasing their proprietary interest in our success, thereby encouraging them to maintain their relationships with us. Further, the availability and offering of stock options and common stock under the plan supports and increases our ability to attract and retain individuals of exceptional talent upon whom, in large measure, our sustained progress, growth and profitability depends. We are permitted to issue up to 1,000,000 shares of common stock under the plan.

ERISA

The Plan is not an “employee pension benefit plan” as defined in Section 3(2) of the U.S. Employee Retirement Income Security Act and is not qualified as a profit sharing plan as described in Section 401 of the Internal Revenue Code.

Shares Available

We have reserved a total of 1,000,000 shares of common stock for issuance under the Plan. These shares may include authorized but unissued shares or shares we reacquired at any time.
If a person fails to exercise an option granted under the Plan before it expires or if an option terminates for any reason, we will be able to use the shares which are subject to that option to grant further options under the Plan.
The number of shares of common stock reserved for issuance under the Plan is subject to equitable adjustments for any recapitalizations, mergers, consolidations, stock dividends, split-ups, combinations, exchanges or any other similar changes which may be required to prevent dilution; provided however that, notwithstanding anything in the Plan to the contrary, the number of shares reserved for issuance under the Plan shall not be affected or altered in any way by reason of a reverse split of our common stock. Similarly, appropriate and proportionate adjustments shall be made to the number of shares and the exercise price for shares subject to options granted and to be granted under our Plan if the outstanding shares of our common stock are increased, decreased or changed into, or exchanged for a different number or kind of shares or securities through recapitalizations, mergers, consolidations, stock dividends, split-ups, combinations, exchanges or any other similar changes; provided, however, that the board of directors may issue options where, in the event of a reverse split of our common stock, no adjustments shall be made to either the number of shares or the exercise price for shares subject to options granted. Furthermore, the board of directors may enter into agreements to issue stock pursuant to the Plan where, in the event of a reverse split of our common stock before the issuance of such shares granted, no adjustments shall be made to the number of shares granted.

Administration

The Plan is administered by our board of directors. The board of directors acts in the capacity of Plan administrators. The board of directors has the authority to determine who will be issued shares or options, the time or times those selected persons will be issued shares or options, and the time or times when those selected persons may exercise all or part of those options. The board of directors also determines the number of shares to be issued to each participant, the number of shares subject to each option granted, the purchase price of the shares of common stock covered by each option, and method of payment of such price. The board of directors also has the authority to construe and interpret the Plan, decide all questions and settle all controversies and disputes which may arise in connection with the Plan and prescribe, amend and rescind rules and regulations relating to administration of the Plan.

Eligibility

Only our officers, employees, independent directors, consultants, advisors, and other key persons, and those of our subsidiaries are eligible to receive issuance of shares or grants of stock options. The determination of eligibility shall be made by the board of directors in its sole discretion.
The committee may consider any factors it believes will accomplish the purpose of the Plan when it determines (i) the number of shares to be issued to each participant or to be covered by each option, (ii) the individuals who will receive shares or options, (iii) the purchase price for shares underlying options and the method of payment of such price, and (iv) the times at which such shares or options shall be issued.

Issuance of Shares

The Plan does not specify any maximum or minimum amount of shares which may be issued to any person.

Grant of Options

The exercise price for the options granted under the Plan is specified in each stock option agreement. The Plan does not specify any maximum or minimum amount of options which may be granted to any person. Options may be exercised for a term up to ten years from the date it is granted.

Exercise of Options

The board of directors shall determine the exercise price for each share which an optionee is entitled to purchase under an option. There is no minimum exercise price for an option. The board of directors determines the fair market value of the shares. The board shall also determine the consideration and the method of payment of the shares issued upon exercise of an option. The consideration may consist of cash, shares of our common stock or such other consideration and method of payment for the shares as may be permitted under applicable state and federal laws.

Non-transferability

Other than restrictions on resale as required under federal and state securities laws (which are described below, there are no restrictions on transferability of shares issued under the Plan.
A person who receives options under the Plan may not transfer those options during his lifetime. A person who receives options may transfer those options after his death by will or under the laws of descent and distribution.

Amendment and Termination

The board may, at any time, amend or discontinue the Plan and the committee may, at any time, amend or cancel any outstanding stock award (or provide substitute awards at the same or reduced exercise or purchase price or with no exercise or purchase price in a manner not inconsistent with the terms of the Plan, but such price, if any, must satisfy the requirements which would apply to the substitute or amended award if it were then initially granted under the Plan for the purpose of satisfying changes in law or for any other lawful purpose), but no such action shall adversely affect rights under any outstanding award without the holder’s consent. No amendments to the Plan will be effective without approval of our stockholders if stockholder approval is then required to satisfy the rules of any stock exchange, NASDAQ or similar regulatory body.

Options and Grants Outstanding

As of the date hereof, we have agreed to issue an aggregate of zero (0) shares of our common stock under the Plan, including the shares being offered hereby, to our employees, officers, directors and consultants pursuant to various agreements.

Shares Under the Plan

A recipient of shares under the Plan will have compensation income upon the receipt of the shares in an amount equal to the fair market value of the shares on the date of the issuance.

Stock Options Under the Plan

In general, an optionee who receives a stock option realizes income either at the date of grant or at the date of exercise, but not at both. Unless the stock option has a “readily ascertainable fair market value” at the date of grant, the optionee recognizes no income on the date of grant and the compensatory aspects are held open until the stock option is exercised. In this case, upon exercise, the optionee will have compensation income to the extent of the difference between the fair market value of the stock at the time of exercise and the exercise price paid by the optionee.
A stock option is deemed to have a readily ascertainable fair market value if (a) the stock options are actively traded on an established market or (b) the fair market value can be measured with reasonable accuracy which means that (i) the stock options are transferable, (ii) the stock options are exercisable immediately in full, (iii) the stock option’s and underlying stock are not subject to restrictions which have a significant effect on the stock option’s value and (iv) the fair market value of the option privilege is readily ascertainable.

Exercise of Options Through Use of Previously Acquired Common Stock of the Company

Under the Plan, in some circumstances an optionee may be allowed to use previously acquired shares of common stock to exercise stock options. Such previously acquired shares of common stock may include common stock acquired pursuant to an earlier partial exercise of options. Generally the Internal Revenue Service recognizes that an exchange of common stock for other common stock does not constitute a taxable disposition of any shares of common stock. The IRS treats such exchanges as two transactions. First, to the extent of the number of previously acquired shares of common stock, a share for share exchange occurs with each new share of common stock succeeding to the cost basis and holding period of the old shares of common stock. Second, the remaining new shares of common stock are deemed acquired at a zero cost with their holding period commencing on the date of acquisition.

The foregoing rules generally apply to the use of previously acquired shares of common stock to acquire shares of common stock under the Plan. An optionee may use shares of common stock owned at the date options are exercised to acquire shares of common stock upon exercise of the options. However, despite a “carryover” holding period, all of the new shares of common stock are still subject to the holding requirements discussed above. If optionee disposes of such common stock acquired pursuant to the exercises of incentive stock option’s before the later of two years from the granting or one year from exercise, an early disposition occurs first to the extent of the non carryover shares and then to the extent of the carryover shares.
In addition, if an optionee uses shares of common stock acquired through a previous partial exercise of options to acquire new shares of common stock through an exercise of options before the first stock has met the above holding requirements, the first stock will be treated as having been disposed of in an early disposition. Therefore, the optionee will have to recognize ordinary compensation to the excess of the fair market value of the first stock on its acquisition dates over its price paid. Despite the early disposition, any excess gain is not recognized, but is deferred and carried over to the second stock. If the first stock is used to acquire other shares of common stock which are not subject to the Plan, no early disposition will generally occur and the tax free exchange rules may apply.

Transfer Agent

Our Transfer Agent is:

Action Stock Transfer Corp.
2469 E. Fort Union Blvd, Suite 214
Salt Lake City, UT 84121
Tel: (801) 274-1088

Item 10.  Interests of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Registrant or any of its parents or subsidiaries.  Nor was any such person connected with the Registrant or any of its parents or subsidiaries as a promoter, manager or principal underwriter, voting trustee, director, officer, or employee.

The financial statements for the year ended December 31, 2011, included in this filing have been audited by the independent audit firm of Hamilton PC.

Hamilton PC
2121 S. Oneida St., Suite 312
Denver, CO 80224
P: (303) 548-8072
F: (888) 466-4216

The financial statements for the year ended December 31, 2010, included in this filing have been audited by the independent audit firm of Malcolm L. Pollard, Inc.

Malcolm L. Pollard, Inc.
4845 W. Lake Road, #119
P:  (814) 838-8258
F:  (814) 838-8452

Item 11. Information With Respect to Registrant

Description of Business

The Company

AVT, Inc. is an innovative developer, manufacturer and vending operator of technology based product dispensing solutions and equipment that is in the process of revolutionizing convenience food access and food product dispensing. With extensive experience in the vending machine industry, AVT combines vast market knowledge and strong customer relationships with best-in- class technologies to dramatically improve the values delivered to consumers.

AVT’s designs are innovative and exploit the use of integrated PCs. As a design manufacturer, creator of specialty application software and integrator of technology, our company defines the cutting edge of the vending and dispensing industry. We are positioned us as a leader and industry innovator. We currently have vending systems throughout the Los Angeles, Orange and Riverside, California counties. It is our vending operation experience over the past years that adds a distinctive advantage and contributes to our overall success as a manufacture and leader of technology based vending products

We were originally incorporated under the laws of the State of Delaware on February 25, 1969 as Infodex, Incorporated. In October, 2005, we acquired Automated Vending Technologies, Inc., a Nevada corporation and began focusing our business on vending operations. In December, 2006 we merged our operating wholly owned subsidiary into the parent company and in January of 2008, we changed our state of domicile to the State of Nevada and renamed the company to “AVT, Inc.” We operate in the State of California as “AVT Vending, Inc.”

During the quarter ended March 31, 2012, the Company sold it’s Jalapenos Mexican Food restaurant to an independent 3rd party. AC Mexican Food, Inc. continues to operate by providing fresh Mexican foods to the Company’s vending machines.

Our Products

We have a family of products which are geared towards improving the experience of consumers, establishments, and operators in the convenience food, digital signage and product dispensing industry.

Automated Express Market

We have developed and created our Automated Express Market (AEM™) system which is a Controlled Access Cabinet system. These custom built wood and steel based cabinets are PC based and designated for use in specialized locations such as hotels, Inns, c-stores, malls and retail stores that are limited in the ability to effectively sell and market food, and carry convenience items or higher priced items which are subject to pilfering. The cabinets can be merchandised to dispense more than seventy-two selections including snacks, hot meals, ice cream, alcoholic and non-alcoholic beverages as well as personal amenities such as sunscreen, toothpaste, and brushes. They can also be configured for high ticket items such as cell phones, digital cameras, mp3 players, personal electronic devises and more. The AEM™ system gives the hotel’s customers the convenience of billing directly to their room through touch screen pin technology so they do not have to carry cash or coin to make purchases. The system automatically posts the charge to the guest’s account by utilizing touch screen vending (TSV™) and multi-payment capabilities. AEM™ cabinets have multiple payment options built in that include touch screen payment technology, credit/debit acceptors and smart card readers. We are currently exploring opportunities with many limited service hotel chains in the U.S., a market that totals more than 50,000 establishments as well as c-stores and retail stores and shopping malls.

Media Advertising

We have developed a software product called AVTi Media™ which enables an advertising medium (player) to be added to virtually any of AVT designed systems including AEM™ cabinets and all four next generation vending and product dispensing systems. By incorporating AVTi Media, we allow the consumer to view the media, advertising or hotel messaging while they make their selections. AVTi Media can generate advertising revenue for owners and operators in many settings such as conference rooms, hotel lobbies, airport terminals, restaurants, car rental outlets and surgery center waiting rooms. By having vending machines in prominent locations within major companies, the vending operator “owns” the valuable advertising space that can be used to generate advertising revenue through the Digital TV Message Board or (DTVMB) technology. Our Vending Management System software enables the management of machine inventory, repairs, collections and advertising through remote access. VMS™ enables owner/operators to reduce costs and increase profits by enabling real time access to inventory levels, system status, machine service and daily receivables with little to no machine down time.

Vending Management System™ (VMS)

Our VMS systems is another AVT developed software product that allows us to remotely view information for each machine to help plan for daily replenishment, sales statistics and alerts of systems malfunctions to operators as well as defect history for each machine by means of software error log files. This technology increases operational efficiency of vending operations and helps to prevent inventory shrinkage and skimming, both major control issues in the vending industry. A key differentiator relative to the offerings of other established players in the vending machine management space is that our VMS solution works via a DSL line cellular modem or Internet Wi-Fi and be substantially less expensive to own and operate than competing systems that do not use the internet for bi-directional transmission of vending system data. VMS currently holds a Patent pending.

Vend Sensing System (VSS)

We have developed and have a patent pending on our VSS product to provide a surefire solution for detecting all vended items.

The VSS was developed specifically to detect a vending type of product that has dropped from one of the dispensing columns directly above the sensing system and has fallen into the customer delivery bin at the base of the vending system.
The VSS is coupled directly with the vending system control electronics. The VSS circuitry is disabled until the vending system control electronics has received payment. Once payment has been received and the vending system starts the dispensing process, the control electronics enables the VSS circuitry to detect product which has been dispensed and has dropped into the delivery bin below. During this sensing period, the VSS circuitry is only enabled for the time period taken to detect that a vendible product has fallen into the delivery bin.

During the sensing period of time, the VSS circuitry uses an auto-calibrated ultrasonic beam to detect if an object of just about any size, form or shape (designed for detection of any object that can be vended) has fallen into the detectable space of the customer product delivery bin. If an object (vended product) enters the detectable vending space, the VSS circuitry detects the object and in turn sends a “detected” signal to the Control Electronics. If the VSS circuitry does not detect an object has entered the customer delivery bin space within the allotted empirical time frame, the VSS circuitry returns a command signal to the control electronics that a “no vend object detected”. It is the control electronics responsibility to determine the next appropriate action to take.

This invention for product detection provides many distinct and exciting advantages over conventional detection. First and foremost, the VSS is calibrated to “look” across the entire cross-sectional area of the delivery bin. This is a primary advantage over the conventional light beam detection method. The detection system is compatible in cost to that of traditional vending detection systems. The “self calibration mode allows the system to be able to retrofit into other vending systems with minimal modification needed.

Touch Screen Vending (TSV)

TSV (Touch Screen Vending) is our primary flagship application software product. Designed and development by AVT’s software staff several years ago, it is like most of today’s application software, constantly maintained and in continuous refinement, support and development to remain compatible with and competitive with the ever changing PC’s environment. Our TSV software product is the primary foundation for ALL of AVT’s touch screen based systems. This application software is modular by design allowing extreme flexibly by our customers allowing them to have a product that is capable providing the system owner a specific “look and Feel” coupled with dispensing their own specific products via the customizable GUI interface.

Kiosk/ Game Trader Systems

In addition to our vending machines, we have incorporated a line of computer and technology based kiosk systems. These kiosks will be deployed in conjunction with our line of vending systems as well as being sold as self service or control center kiosks systems. All kiosks have the ability to be fitted with digital signage which runs our media software products to become a part of AVTi Media Network. AVT engineered the Game Trader machine that will allow customers to buy video games as well as trade used games in for cash.

Media Products

Our Media Product Technology effort is focused n the design and enhancement of our AVTi Media products. The AVTi Media products are integrated into our base systems and also sold to other vending manufactures.

• AVTi Media Administer: This program is designed to manage and administer all aspects and features of our digital signage program. The Media Administrator allows a remote operator to create, manage, update and scheduled ads that will play on LCD displays which have been integrated into vending systems.

• AVTi Media Client: This program is designed be located on the vending system’s integrated PC and has the priority of playing the ad “play list.” This client software also uses prescheduled times to monitor the server to “update” the playlist as required.

• AVTI Media Server: This is a server based program which coordinates the efforts, changes and directives from the administrator program with the schedule efforts of all the multiple clients located in the field and connected via the internet. Our secondary fabrication and design efforts run concurrently with our primary efforts to support ongoing systems and to develop new products. These products are summarized as follows:

• TSV: Touch Screen Vending is an ongoing software development effort which is our primary flagship software product. This modular program is designed to evolve with the changing technologies supporting our vending and dispensing products.

• IVend: This is an ongoing development design that features a high-end dispensing center which combines our base cabinet with a creative front door design which includes interactive touch screens and a variety of other supported hardware. The IVend also has its own software application program which is designed to provide a high degree of interactive and intuitive application to the user.

• Tech Store: This system is similar to our IVend system designed for middle priced systems.

• Vend Mart: This system is similar to our IVend system designed for entry level priced systems. The Vend Mart also has its own software application program, designed to provide a high degree of interactive and intuitive application to base line vending systems equipped with TSV.

In additional, we have a variety of ongoing hardware and software R&D projects which are at various stages of development. The following is a brief list of some of our non-confidential R&D efforts:

MDB – PC Software Interface DEX to PC software Interface MDB to USB Hardware Device DEX to Radio Controller PCB X – Y Dispensing Center Design	VMSII – Hardware/Server/Software Project VMS – Drop Sensing efforts AEM Cabinet Design Multiple All-In-One PC/LCD Displays designs Multiple Custom Dispensing Projects

The expense of complying with environmental regulations is of minimal consequence.

United States Patents

Wireless Management of Remote Vending Machines
Patent Number: US 8,191,779 B2
Date of Patent: June 5, 2012

A wireless system for managing a plurality of remote vending machines includes an enterprise control center; and a two-way wireless network coupling the enterprise control center and the plurality of remote vending machines. A touch screen may be associated with each of the plurality of vending machines for selecting items to be vended therein, and means for displaying a plurality of advertisements on the touch screen. The touch screen may also include means for paying for the items to be vended within the plurality of vending machines.

United States Patent Pending

Multimedia System, Method for Controlling Vending Machines
Serial Number 11-588,422
Filed: October 27, 2006

Conventional control of vending systems is typically done by using a system control board consisting of a PWB (printed circuit board) and a microcontroller supported by a group of discrete electronic components.
These system components are used to control the various system functions of a vending machine i.e. spinning of auger motors, control of bill and coin acceptors, LED display feed back etc.

Our invention of Touch Screen Vending or TSV has redefined the conventional method of vending machine control. TSV empowers the use of a multimedia PC and a color touch LCD display to virtually control the complete operation of the vending machine. The PC stores a data base software program containing all desired products to vend with an associated color digital image of each item. A second application program displays the color image of the intended items to vend in the exact format as seen through the glass front of the vending machine. The PC also controls the collection of currency (i.e. bill acceptor, coin acceptor, credit card reader) in place of the vending machines control board. I/O (input/output) ports from the PC are used to interface to the vending machine control board and all aspects of operation of the vending machine is under complete control by a multimedia PC coupled with the touch screen LCD.

This invention for the control of vending machines provides many distinct and exciting advantages over conventional control such as the universal language of using a touch display to select desired products to vend in place of an alphanumeric keypad. The system can generate virtually any type of report to combat money or product shrinkage while providing exact control of inventory. The LCD provides a means of generating additional revenue through advertising displayed products or other services while the system in idle mode.

Vend Operating System
Claims to be amended to the Multimedia System, Method for
Controlling Vending Machines – Serial Number 11-588,420
Filed: October 27, 2006

Our Vend Operating System (Vend OS) is a next generation vending and product dispensing system utilizing a personal computer (PC) to drive the system components and utility software. The uniqueness in the system is based on our vending system, and uses a PC to control the vending system.
The prior art in the vending industry typically uses discrete component controllers for overall system operation and control.

Our Vend OS is broken up into two sections hardware and software. The hardware consists of the following devices: Virtual Sensing System (VSS), a USB Omni-pattern scanner, a USB Magtek Card Reader, a USB Pyramid Bill Acceptor, a MDB Coinco coin machine, a 7 inch LCD screen built-in with the Nano-ITX PC, and a portable mpeg player (allowing static media files to play in a continuous loop). The software consists of the following applications: Vending Management System (VMS), Touch Screen Vending (TSV) and AVTI Digital Signage Media.

Our Vend OS is extremely flexible regarding capabilities, because the product is installed in our RAM bases systems without any peripheral devices; and includes a Nano-ITX computer with freeware developed by our engineering department running as a Windows’ service allowing vending by conventional methods. This freeware allows sales data and records to be stored in a secure database and has the capability of manipulating a machine’s state remotely through internet connectivity, memory stick, cell modem or phone line.

With our Vend OS we can: manipulate product prices; turn the machine off and on, turn the compressor off and an, manipulate the change returned, manipulate the system clock, and read the machine’s state from the MDB interface and motor/auger control.

Our Nano-ITX computer includes an optional 7” touch wide screen LCD, a flash ROM that runs Microsoft Embedded System, a MDB to RS-232 interface board that connects from a VMC board to the PC serial port, motor driver printed circuit board and a PCMCIA modem that allows wireless internet connection as a typical system but control for any variety of input or out put devices are part of the scalable system.

The effects of existing or probable government regulations are minimal.

Additional information

The Company currently has approximately 30 full time employees and 5 part-time employees. We also allow and utilize the services of independent contractors.

Vending Machine Manufacturing, Sales and Placements

We currently manufacture next generation refrigerated and high capacity snack machines as well as standard and customized product dispensing systems. These machines have been designed to meet or exceed our specific performance specifications and give us the ability to minimize costs traditionally associated with purchasing new equipment. The manufacturing of our own equipment also allows us to incorporate our technology into the systems during at the time of production reducing the costs associated with retrofitting units. We sell these systems directly to distributors, vending operators and end users located primarily throughout the United States, Canada and Mexico. We believe that we are currently the only manufacturing entity with this capability in the vending industry, giving us a tremendous lead and advantage over our competition.

The major competitive advantages of AVT’s next generation machines is they all have the capability of being configured with an integrated PC with customized AVT software.

The integrated PC allows for a variety of additional functions which include but are not limited to, cashless vending, remote sales management and media advertising for creating additional revenue through the sale and display of advertising play loops.

The feature of playing multiple looping advertisements yields the possibility of adding additional stream of revenue which may exceed that of the sales of vended product. Another significant advantage is the ability to plug into a standard 120 VAC household power outlet. As an operator, AVT’s experience is that the unit price of a machine and sometimes the required 220VAC circuits for the units represent major constraints to growth of a vending company.

Our next generation machines will cut machine acquisition cost by greater than 50% and eliminate expensive power outlet upgrades for establishments and operators, thereby increasing placement and sales opportunities.
Through the design and manufacturing of vending and product dispensing systems using new technologies, we have become a vendor of equipment for the entire gamut of food and high priced consumer electronics and dispensed items. Our company can produce machines that are far less expensive, are less power demanding and have multi-pay options that far exceed the traditional market standard. As a result, we have the opportunity to grow both the mainstream and the specialty segment of the vending machine manufacturing and operations business, We also have the opportunity a major equipment provider to other distributors, all without a heavy capital investment.

Business Strategy

Manufacturing Capabilities

AVT is a full service developer and manufacturer of highly integrated vending and product dispensing systems. Over the past several years, AVT has assembled a integrated team of experienced engineers and qualified technicians and software programmers to develop proprietary technology based solutions. Our solutions are comprised of original and inventive technology that is integrated into a line of sophisticated self service products. At the heart of our business is our engineering, manufacturing and creatively inventive and functional application software for use on own AVT designed and manufactured systems.

Design: AVT employs a complete design team. Our engineers use creative tools such as “Solid Works” to develop and generate CAD drawings used by our local manufacturing partners as well as our OEM manufacture in China to produce our state of the art vending systems components, shipped to our 50 thousand square foot facility in Corona, California for integration, assembly, final testing and deployment.

A multitude of electrical and software tools are also used to create AVT’s proprietary control boards, sensors, and firmware used by all AVT branded product.
Software Development: We also employ a complete software design and development team. Our software products are a key factor to the success, functional operation and financial position of the company. AVT owned Intellectual Property support’s our proprietary software products, which are sold as a licensed part of every system AVT sells, that can be integrated with an optional PC. We design our software products using today’s state-of-the-art high level programming environments which produce effective and efficient software programs that are highly flexibly and user friendly, while maintaining the elevated degree of complexity and inventiveness that yield a superior and competitive product.

Future Goals

In addition, our PDCs systems can dispense a variety of snack items and non-food items such as cell phones, MP3 players, digital cameras, DVDs, consumer electronics and accessories. We will also focus on “Themed” systems to dispense products such as tee-shirts, promotional items, perfumes, contact lenses and just about any product our customers have a location and market for. Our “Themed” systems are of exceptional interest to our direct end customers as the products these systems dispense result in higher profit margins.

All of our vending systems are capable of the inclusion of PC hardware and LCD displays.
A future goal of AVT is to complete and continue to refine application software that runs digital signage for the primary purpose of displaying paid advertisements. Each system that is equipped with a PC and LCD display becomes a “node” on a digital network. As the digital network expands, many thousands of vending systems and PDC’s can be part of nationwide advertising network which we believe will interest national advertisers.

Our goal is to “own” the network but not the systems. All vending system owners will have the option to join the AVT nationwide network with our AVT based advertising vending system, to share revenue for allowing advertisements from AVT’s servers to be pushed-out onto their vending system.

Future goals and system refinements will include continued software and hardware development and refinements, including even more efficient operating systems to integrate more seamlessly with the internet, becoming Wi-Fi standard and including SMS and email features. Our goal is to make the AVT solution the standard for intelligent self-service vending systems deployed throughout the US and world markets.

Off-balance Sheet Arrangements

We maintain no significant off-balance sheet arrangements

Foreign Currency Transactions

None.

Description of Properties

Real Property

At present, we do not own any property. Our retail operation is located in a leased facility. We have local access to all commercial freight systems. The current retail facility is approximately 30,000 square feet. This facility contains are administrative, sales and manufacturing offices. The current lease runs until February 28, 2015. The retail facility is located at 341 Bonnie Circle, Suite 102, Corona, CA 92880.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. Our operations are subject to federal, state and local laws and regulations. Other than described in this Item Number, we are not involved in, or the subject of, any pending or existing litigation not arising out of operations in the normal course of business.

Reports to Security Holders

We will be filing this Prospectus as part of a Form S-1 filing with the SEC. We file reports, including quarterly and annual reports, with the Commission pursuant to Section 12(g) of the Exchange Act. These reports and any other materials filed with the SEC may be read and copied at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The Company files its reports electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

Market Price Of, And Dividends On The Registrant’s Common Equity And Related Stockholder Matters

Our common stock is traded on the Over the Counter Bulletin Board under trading symbol “AVTC” The stock price of our stock as has been extremely volatile and an active public market for our common stock may not develop or be sustained. In addition, the stock market has from time to time experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These kinds of broad market fluctuations may adversely affect the market price of our common stock. For additional information, see “Risk Factors” above.

The following table sets forth the quarterly high and low sale prices of our common stock, as adjusted for the 1 for 10 reverse split occurring on March 6, 2011, and the 2 for 1 forward split occurring on June 21, 2011, for the two most recent fiscal years.

	High Sale	Low Sale
Fiscal Quarters	Price	Price

First Quarter 2010	$13.50	$12.00
Second Quarter 2010	$12.90	$10.00
Third Quarter 2010	$10.10	$8.00
Fourth Quarter 2010	$8.90	$7.50
First Quarter 2011	$7.90	$6.00
Second Quarter 2011	$6.50	$4.50
Third Quarter 2011	$6.00	$4.02
Fourth Quarter 2011	$2.00	$4.68

Holders of Our Common Stock

As of June 30, 2012, there are approximately 1,037 holders of record of our common stock.

Registration Rights

We have no outstanding shares of common stock or any other securities to which we have granted registration rights.

Dividends

We have never declared or paid cash dividends on our common stock. We anticipate that in the future we will retain any earnings for operation of our business. Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future.

Stock Compensation Plan

On October 31, 2011, we filed our AVT, Inc. 2011 Stock Compensation Plan with the Commission. No securities have been issued under the Plan. We currently issue shares of our common stock to our officers and directors pursuant to employment and director agreements.

Financial Statements

The following financial statements are included herewith and included at the end of this Prospectus.

1. Quarterly Report for the period ended June 30, 2012
2. Annual Report for the year ended December 31, 2011
3. Annual Report for the year ended December 31, 2010

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward Looking Statements

This report contains certain forward- looking statements regarding, among other things, the anticipated financial and operating results of the Company. For this purpose, forward- looking statements are any statements contained herein that are not statements of historical fact and include, but are not limited to, those preceded by or that include the words, “estimate”, “could”, “should”, “would”, “likely”, “may”, “will”, “plan”, “intend”, “believes”, “expects”, “anticipates”, “projected”, or similar expressions. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the statements. The forward looking information is based on various factors and was derived using numerous assumptions. For these statements, we claim the protection of the “bespeaks caution” doctrine. All forward-looking statements in this document are based on information currently available to us as of the date of this report, and we assume no obligation to update any forward-looking statements.

Results of Operations

For the three months ended June 30, 2012, our net income has increased by $316,951, compared to the same period for the previous year.

Total revenues for the three months ended June 30, 2012, were $3,557,370 compared to total revenues of $2,661,572 for the three months ended June 30, 2011. The increase in revenues is due increased manufacturing revenues of $895,798. We attribute the increased manufacturing revenues to large orders of our custom kiosk’s.

For the three months ended June 30, 2012 we had revenues of $3,557,370, and total cost of goods and operating expenses of $3,170,870 for net income of $351,751. This compares to the three months ended June 30, 2011 where we had $2,661,572 in total revenues, $2,579,514 in total costs of goods and operating expenses for a net income of $34,800. We attribute the increase in net income for the three months ended For the three months ended June 30, 2012, to increased revenues from manufacturing machine/ kiosk sales. Our increased cost of goods sold for the three months ended June 30, 2012, was attributable to increased sales of our vending machines.

We believe the increased spending on manufacturing is necessary for the company to move away from vending operations and work towards increased machine sales and the development of technology, which facilitates sales of our electronic payment, back end inventory control and advertising products.

Our revenues increased by $4,642,252 for the year ended December 31, 2011; our general and administrative expenses also increased by $1,083,057 for the year ended December 31, 2011, primarily due to increased manufacturing product and operating expenses relating to increased restaurant expenses, insurance, payroll expenses and freight.

For the year ended December 31, 2010, we had revenues of $5,658,142 and total cost of goods and general and administrative expenses of $5,635,951 for net income of $22,191.

For the year ended December 31, 2011, our net income has increased by $1,341,832 compared to the previous year December 31, 2010.

Total revenues for the year ended December 31, 2011, were $10,300,395 compared to total revenues of $5,658,143 for the year ended December 31, 2010. The increase in revenues is due to increased manufacturing revenue of $4,642,252.

We attribute the increase of manufacturing revenues to increased sales and large orders of our custom vending machines and retail kiosk’s.

Our general and administrative expenses increased for the year ended December 31, 2011, primarily due to increased costs of goods and operating expenses relating to increased rent for our facility, interest, advertising and payroll expenses.

We expect manufacturing to continually increase sales over the next 12 months. We believe that we have sufficient cash and cash flow from operations to satisfy our working capital and capital expenditure requirements during the next 12 months. There can be no assurance, however, that cash and cash flow from operations will be sufficient to satisfy our working capital and capital requirements for the next 12 months or beyond.

Our cost of goods and prices for our products remain relatively stable and we expect this trend to continue through the end of 2012.

We believe that we sufficient available cash and cash flow from operations to satisfy our working capital and capital expenditure requirements during the next 12 months. There can be no assurance, however, that cash and cash flow from operations will be sufficient to satisfy our working capital and capital requirements for the next 12 months or beyond.

Liquidity and Capital Resources

We have historically financed operations through a combination of cash on hand, cash provided from operations and the sale of our securities.

At June 30, 2012, we had cash of $879,479 compared to cash of $177,400 at December 31, 2011. We consider this increase in cash as significant for the current quarter.

For the three months ended June 30, 2012, our inventory increased compared to our ending inventory for the year ended December 31, 2011. At June 30, 2012, we had inventory of $6,027,126 compared to $3,441,386 at December 31, 2011. This increase relates primarily to increased orders of vending machines and kiosks.

The Company’s assets increased to $22,277,239 at June 30, 2012 compared to $21,664,601 at December 31, 2011. This $612,638 increase in assets is primarily due to receivables and building improvements.

At December 31, 2011, we had cash of $177,400 compared to cash of $278,217 at December 31, 2010. We consider this decrease in cash as insignificant for the year ended December 31, 2011.

For the year ended December 31, 2011, our inventory increased compared to our ending inventory for the year ended December 31, 2010. At December 31, 2011, we had inventory of $3,441,386 compared to $2,623,861 at December 31, 2010. This increase relates primarily to increased orders of vending machines.

Our assets increased to $21,664,601 at December 31, 2011 compared to $18,829,059 at December 31, 2010. This $2,835,542 increase in assets is primarily due to receivables.

At December 31, 2011, we had cash of $177,400 compared to cash of $278,217 at December 31, 2010.

Our long term debt and notes payable as of December 31, 2011, for a total of $957,170, are due to shareholder notes of $713,506 and have terms on an average of three years from issue date. Long term debt of $243,664 consists of equipment leases.

All receivable accounts are due within 60 days of delivery. Upon special approval, we allow 90 days to receive payment. Collections for past due accounts are handled internally.

As of December 31, 2011 accounts receivable total was $4,048,947, this increase is due to new customers with large orders for machines and kiosks. Average days outstanding for December 31, 2011, is 75 days due to large detailed custom orders. December 31, 2010 our average days outstanding was 90.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Directors, Executive Officers, Promoters, and Control Persons

The following table sets forth, as of the date of this registration statement, the name, age and positions of our officers and directors.

NAME	AGE	POSITION

Natalie Russell	44	Secretary, Chief Financial Officer and Director

James Winsor	50	Chief Executive Officer and Director

Shannon Illingworth	43	Director

The background of our directors and executive officers is as follows:

Natalie Russell – Secretary, Chief Financial Officer and Director

Natalie Russell joined the AVT in 2001 as corporate secretary and office manager, bringing over 15 years of accounting and business operations experience. Ms. Russell currently serves as our Secretary, Chief Financial Officer, Chief Executive Officer and one of our directors. Prior to AVT she was general office manager and accounting manager at Thompson Building Materials. She was responsible for the overall company’s finance, administration, and payroll for over 150 employees. Natalie also has assisted in raising over 5 million dollars for Nu Gas Technologies in the private venture capital. Natalie holds a BS in Business Management at the American International University of CA.

James Winsor – Chief Executive Officer and Director

James Winsor is our Chief Engineering Officer and one of our Directors. Mr. Winsor is primarily responsible for our manufacturing operations and research and development having over 20 years of experience in manufacturing, project management and engineering. Mr. Winsor has been with us since 2006. Prior to working for us, Mr. Winsor was employed with Pixel Touch Inc. from February 2003 to April 2006 and for Arral Industries from February 1992 to April of 2006. Mr. Winsor has a Bachelor of Science degree from California State Polytechnic University, Pomona.

Shannon Illingworth – Director

Shannon Illingworth is the founder of AVT. Over the past ten years, Mr. Illingworth has developed, led and set the course for this company that is now is producing over $10 million a year in sales. Mr. Illingworth realized a few years ago that there were untapped opportunities in the market, and that the future of the company was in integrating technology to create a new breed of automated retailing system. Accordingly, he started the process to transform AVT by investing in research and development, which subsequently created several patented and patent-pending technologies. Today, more than any other single individual, Shannon Illingworth is credited with inventing the Automated Retailing Industry. Prior to founding AVT, Mr. Illingworth was the Vice President of Sales for one of the largest resellers of wireless services in the Western United States.

Mr. Illingworth is the son of Ms. Loretta Vermette, our former director. Mr. Illingworth is the son of Jon Illingworth, sole shareholder of Worth, Inc. our majority shareholder.

Executive Compensation

The following table sets forth the cash compensation paid to our officers and directors for services rendered, and to be rendered:

Summary Compensation Table

						Non-Equity	Nonqualified	All
Name and					Warrant /	Incentive	Deferred	Other
Principal				Stock	Option	Plan	Compensation	Compen
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	-sation	Total

Natalie Russell	2011	65,000	0	0	100,000	0	0	0	$165,000(1)
Secretary, Chief Financial Officer and Director	2010	65,000	0		100,000	0	0	0	$165,000(1)

James Winsor	2011	75,000	0	0	100,000	0	0	0	$175,000(1)
Chief Executive Officer and Director	2010	75,000	0	0	100,000	0	0	0	$175,000(1)

Shannon Illingworth	2011	0	0	0	0	0	0	0	0(3)
Chairman	2010	0	0	0	0	0	0	0	0

Loretta Vermette	2011	0	0	0	60,000	0	0	0	$60,000(2)
Former Chairman	2010	0	0	0	60,000	0	0	0	$60,000(2)

(1) Represents salary and the exercise of warrants to purchase 100,000 restricted shares of our common stock based on a value of $1.00 per share.

(2) Represents the exercise of warrants to purchase 60,000 restricted shares of our common stock based on a value of $1.00 per share.

(3) Mr. Illingworth was appointed as our Chairman on January 31, 2012.

Employment Agreements

On January 1, 2012, we entered into a 12 month employment agreement, at a compensation rate of $5,416 per month, with Natalie Russell to serve as our Secretary, Chief Financial Officer and acting President. The agreement includes the issuance of a quarterly award of a five (5) year cashless warrant to purchase up to 25,000 shares of the Company’s common stock at an exercise price of $.10 per share. The agreement automatically renews for an additional 12 month term unless terminated earlier by ether party.

On January 1, 2012, we entered into a 12 month employment agreement, at a compensation rate of $12,500 per month, with James Winsor to act as our Chief Executive Officer. The agreement includes the issuance of a quarterly award of a five (5) year cashless warrant to purchase up to 25,000 shares of the Company’s common stock at an exercise price of $.10 per share. The agreement automatically renews for an additional 12 month term unless terminated earlier by ether party. The agreement automatically renews for an additional 12 month term unless terminated earlier by ether party.

Compensation of Directors

The Company currently compensates our Chairman with issuance of a quarterly award of a five (5) year cashless warrant to purchase up to 5,000 shares of the Company’s common stock at an exercise price of $.10 per share. In the future, we may compensate our directors with cash compensation and for reasonable out-of-pocket expenses in attending board of directors meetings and for promoting our business. From time to time we may request certain members of the board of directors to perform services on our behalf. In such cases, we will compensate the directors for their services at rates no more favorable than could be obtained from unaffiliated parties.

Compensation Committee

We have not formed an independent compensation committee

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding our common stock beneficially owned as of June 30, 2012:

             (i)  each person who is known to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of common stock;

(ii) each of our directors and executive officers; and

(iii) All of our Directors and Executive Officers as a group

This information as to beneficial ownership was furnished to the Company by or on behalf of each person named. As at June 30, 2012, there were 10,863,401 shares of our common stock issued and outstanding.

Title Of Class	Name And Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percentage Of Class

Common Stock	Natalie Russell (2)	124,871	1%

Common Stock	James Winsor (2)	118,625	1%

Common Stock	Loretta Vermette (3)(5)	314,187	3%

Common Stock	Worth, Inc. (4)(6)	81,508	Greater than 50% (7)

Common Stock	Shannon Illingworth	11,383	(1)

Common Stock	All Directors and Officers as a Group	650,574	6%

(1) Less than 1%

(2) The address is 341 Bonnie Circle, Suite 102, Corona, CA 92880

(3) The address is 2557 Old Windmill Court, Riverside, CA 92882

(4) The address is 2621 Green River Road, #77, Corona, CA 92882

(5) Loretta Vermette is one of our former directors. Includes 61,215 shares held individually, 12,334 shares held in the name of Ms. Vermette and her spouse, 50,000 shares held in the name of The Illingworth Family Trust, and 190,638 shares held in the name of The Illingworth Trust. Ms. Vermette is the Trustor and Trustee of both Trusts.

(6) Worth, Inc. is our majority shareholder. Worth, Inc. is owned by Jon Illingworth, our founder’s father.

(7) Worth, Inc. holds 81,508 shares of our common stock and 2,623,257shares of our of our Series A Convertible Preferred Stock. Each share of our Series A Convertible Preferred may be converted into six (6) shares of our common stock. Assuming all 2,623,257 shares of Series A Convertible Preferred stock held by Worth, Inc. were converted into common stock, Worth, Inc. would hold a total of 15,739,542 shares of common stock which is greater than 145% of our issued and outstanding shares of our common stock as at June 30, 2012.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. The number of shares and the percentage beneficially owned by each individual listed above include shares that are subject to options held by that individual that are immediately exercisable or exercisable within 60 days from the date of this Report and the number of shares and the percentage beneficially owned by all officers and directors as a group includes shares subject to options held by all officers and directors as a group that are immediately exercisable or exercisable within 60 days from the date of this Report.

CertainRelationships and Related Transactions and Director Independence

Relationships

Mr. Jon Illingworth is the sole officer and director of SWI Trading, Inc. Our founder, Shannon Illingworth is the son of Jon Illingworth. Neither our officers, directors, significant shareholders nor promoters are associated with SWI Trading, Inc. For purposes of this Prospectus, we have considered SWI Trading, Inc. a related person due to its prior lending and ongoing consulting relationship with us.

Related Transactions

None.

Director Independence

Our Board of Directors has determined that it does not have a member that is “independent” as the term is used in Item 7(d) (3) (iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

Item 11A. Material Changes

None.

Item 12. Incorporation of Certain Information By Reference

None.

Item 12A. Disclosure of Commission Position of Indemnification For Securities Act Liabilities

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 (the "Act") is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The Registrant estimates that expenses in connection with the distribution described in this Registration Statement will be as shown below. All expenses incurred with respect to the distribution will be paid by the Company.

Expense	Amount $

SEC Registration Fee:	859.50
Accounting and Legal Expenses:	20,000.00
Legal Fees and Expenses:	15,000.00

Total:	35,859.50

Item 14. Indemnification of Directors and Officers

No director of the Company will have personal liability to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of the directors, officers, and employees of the Company in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of the Company if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).
The officers and directors of the Company are accountable to the Company as fiduciaries, which mean they are required to exercise good faith and fairness in all dealings affecting the Company. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties to the Company, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder's rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.

Item 15. Recent Sales of Unregistered Securities

We have sold unregistered securities to the following accredited investors:

01/01/2010 - 03/31/2010
Date of Sale	Price	Security	# of Shares Sold
01/11/10	$25,000.00	Common Stock	33,333
01/14/10	$12,500.00	Common Stock	16,667
01/20/10	$36,000.00	Common Stock	60,000
01/20/10	$36,000.00	Common Stock	60,000
01/21/10	$20,000.00	Common Stock	36,364
01/26/10	$36,000.00	Common Stock	60,000
02/02/10	$50,000.00	Common Stock	66,667
02/04/10	$12,732.38	Common Stock	23,150
02/08/10	$25,000.00	Common Stock	38,462
02/11/10	$15,000.00	Common Stock	23,077
02/19/10	$10,000.00	Common Stock	13,333
02/24/10	$25,000.00	Common Stock	35,714
03/01/10	$20,000.00	Common Stock	30,769
03/17/10	$45,000.00	Common Stock	60,000
03/18/10	$19,000.00	Common Stock	35,545

01/06/10	$30,000.00	Note
01/07/10	$50,000.00	Note
01/12/10	$20,000.00	Note
01/19/10	$15,000.00	Note
01/19/10	$15,000.00	Note
01/21/10	$19,000.00	Note
02/03/10	$30,000.00	Note
03/03/10	$25,000.00	Note

04/01/2010 – 06/30/2010
Date of Sale	Price	Security	# of Shares Sold

04/01/10	$120,480.00	Common Stock	172,114
04/16/10	$12,000.00	Common Stock	16,000
04/26/10	$20,000.00	Common Stock	26,667
05/04/10	$490.00	Common Stock	743
05/10/10	$30,000.00	Common Stock	40,000
05/12/10	$6,000.00	Common Stock	8,000
05/18/10	$5,970.00	Common Stock	8,000
05/19/10	$6,000.00	Common Stock	8,000
05/21/10	$6,000.00	Common Stock	8,000
06/09/10	$9,695.00	Common Stock	12926
04/01/10	$120,480.00	Common Stock	172,114
04/16/10	$12,000.00	Common Stock	16,000

04/01/10	$25,000.00	Note
04/09/10	$50,000.00	Note
06/11/10	$5,000.00	Note
06/11/10	$5,000.00	Note
06/25/10	$20,000.00	Note
04/01/10	$25,000.00	Note

07/01/2010 - 09/30/2010
Date of Sale	Price	Security

8/6/2010	$25,000.00	Note
08/10/10	$200,000.00	Note
08/30/10	$50,000.00	Note
09/02/10	$25,000.00	Note
09/29/10	$50,000.00	Note
10/27/10	$25,000.00	Note

10/01/2010 - 12/31/2010
Date of Sale	Price	Security

11/12/09	$25,666.59	Common Stock
11/22/10	$25,000.00	Common Stock

10/27/10	$25,000.00	Note
11/15/10	$50,000.00	Note
12/07/10	$25,000.00	Note
12/17/10	$20,000.00	Note
12/17/10	$25,000.00	Note

01/01/2011 - 03/31/2011
Date of Sale	Price	Security	# of Shares Sold

01/26/10	$36,000.00	Common Stock	60,000
03/29/10	$10,000.00	Common Stock	18,182
05/18/10	$ 9,695.00	Common Stock	12,927
11/15/10	$25,134.21	Common Stock	50,268
11/15/10	$15,408.86	Common Stock	30,818
02/17/11	$50,000.00	Common Stock	10,000
02/22/11	$42,857.00	Common Stock	7,143
03/14/11	$20,000.00	Common Stock	4,000
03/15/11	$30,000.00	Common Stock	6,400

01/07/11	$50,000.00	Note
02/11/11	$40,000.00	Note
03/17/11	$20,000.00	Note

04/01/2011 - 06/30/2011
Date of Sale	Price	Security
04/06/11	$25,000.00	Note
04/14/11	$25,000.00	Note
04/15/11	$25,000.00	Note
04/19/11	$25,000.00	Note
04/25/11	$25,000.00	Note
04/29/11	$50,000.00	Note
04/29/11	$50,000.00	Note
05/04/11	$25,000.00	Note

07/01/2011 - 09/30/2011
Date of Sale	Price	Security
09/16/11	$50,000.00	Note

10/1/11-12/31/12
Date of Sale	Price	Security
10/07/2011	40,000.00	Note
10/17/2011	100,000.00	Note
11/14/2011	25,000.00	Note
11/18/2011	25,000.00	Note
11/29/2011	25,000.00	Note
12/07/2011	10,000.00	Note
12/09/2011	25,000.00	Note

1/1/12-3/31/12
Date of Sale	Price	Security
1/11/2012	$10,000.00	Note
1/13/2012	$10,000.00	Note
1/18/2012	$10,000.00	Note
1/19/2012	$25,000.00	Note
2/2/2012	$20,000.00	Note
2/10/2012	$10,000.00	Note
2/16/2012	$50,000.00	Note
3/23/2012	$10,000.00	Note

4/1/12-6/30/12
Date of Sale	Price	Security
4/12/2012	$10,000.00	Note
5/1/2012	$20,000.00	Note
5/15/2012	$10,000.00	Note
5/24/2012	$20,000.00	Note
6/15/2012	$10,000.00	Note
6/21/2012	$20,000.00	Note

The issuance of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act of 1933 and Regulation D as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

We intend to use the proceeds from sale of the securities for the purchase of equipment for vending operations, vending machines, supplies and payroll for 0perations, professional fees, and working capital.

There were no underwritten offerings employed in connection with any of the transactions set forth above.
was exempt from registration under Section 4(2) of the Securities Exchange Act.

Item 16. Exhibits And Financial Schedules

a. Financial Statements

We have included the following financial statements and notes with this registration statement:

1. Audited Financial Statements and Notes for the years ended December 31, 2010 and December 31, 2011.
2. Financial Statements and Notes for the quarter ended June 30, 2012.

b.           Exhibits

	Exhibit	Form	Filing	Filed with
Exhibits	#	Type	Date	This Report

Certificate of Incorporation filed with the Secretary of State of Delaware on February 25, 1969.	3.1	10	8/14/2008

Certificate of Amendment filed with the Secretary of State of Delaware on December 16, 1985.	3.2	10	8/14/2008

Certificate of Amendment filed with the Secretary of State of Delaware on March 5, 1987.	3.3	10	8/14/2008

Certificate of Amendment filed with the Secretary of State of Delaware on February 11, 1991.	3.4	10	8/14/2008

Certificate of Renewal filed with the Secretary of State of Delaware on January 14, 2005.	3.5	10	8/14/2008

Certificate of Amendment filed with the Secretary of State of Delaware on September 22, 2005.	3.6	10	8/14/2008

Amended and Restated Certificate of Amendment of Incorporation filed with the Secretary of State of Delaware on April 28, 2006.	3.7	10	8/14/2008

Articles of Incorporation filed with the Nevada Secretary of State on September 24, 2007.	3.8	10	8/14/2008

Certificate of Amendment filed with the Nevada Secretary of State on November 30, 2007.	3.9	10	8/14/2008

Certificate of Merger filed with the Secretary of State of Delaware on December 11, 2007.	3.10	10	8/14/2008

Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock filed with the Nevada Secretary of State on March 5, 2008.	3.11	10	8/14/2008

Amended and Restated Bylaws dated March 12, 2008.	3.12	10	8/14/2008

Consulting Agreement effective October 1, 2006 between Automated Vending Technologies, Inc. and Star Capital.	10.1	10	8/14/2008

Consulting Agreement effective January 1, 2006, Between Automated Vending Technologies, Inc. and SWI Trading, Inc.	10.2	10	8/14/2008

Employment Agreement effective May 1, 2006, by and between Automated Vending Technologies, Inc. and James Winsor.	10.3	10	8/14/2008

Employment Agreement effective as of January 1, 2006 by and between Automated Vending Technologies, Inc., and Natalie Bishop.	10.4	10	8/14/2008

Lease Agreement effective January 1, 2007 by and between AVT, Inc. and SWI Trading, Inc.	10.5	10	8/14/2008

Employment Agreement effective as of January 1, 2008 by and between AVT, Inc. and Natalie Russell.	10.6	10	8/14/2008

Employment Agreement effective January 1, 2008, by and between AVT, Inc. and James Winsor.	10.7	10	8/14/2008

Consulting Agreement effective January 1, 2008, by and between AVT, Inc. and Star Capital IR Corp.	10.8	10	8/14/2008

Consulting Agreement effective January 1, 2008, by and between AVT, Inc. and SWI Trading, Inc. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)	10.9	10	8/14/2008

Consulting Agreement effective March 1, 2008, by and between AVT, Inc. and SNI Innovations, Inc.	10.10	10	8/14/2008

Consulting Agreement effective September 1, 2008, by and between AVT, Inc. and Star Capital IR Corp.	10.11	10/A-1	2/24/2009

Agreement and Plan of Merger dated December 3, 2007 by and between Automated Vending Technologies, Inc. and AVT, Inc.	10.12	10/A-1	2/24/2009

Consulting Agreement effective January 1, 2008, by and between AVT, Inc. and SWI Trading, Inc.	10.13	10/A-2	7/29/09

Employment Agreement effective as of January 1, 2009 by and between AVT, Inc. and Natalie Russell.	10.14	10/A-1	2/24/2009

Employment Agreement effective January 1, 2009, by and between AVT, Inc. and James Winsor.	10.15	10/A-1	2/24/2009

SWI Trading, Inc, note effective November 1, 2006	10.16	10/A-2	7/2/09

SWI Trading Loan Cutback Agreement dated January 31, 2008	10.17	10/A-3	11/19/2009

Consulting Agreement effective September 1, 2009, by and between AVT, Inc. and Star Capital IR Corp.	10.18	10/A-3	11/19/2009

Employment Agreement effective as of January 1, 2010 by and between AVT, Inc. and Natalie Russell.	10.19	10/A-6	10/12/2010

Employment Agreement effective January 1, 2010, by and between AVT, Inc. and James Winsor.	10.20	10/A-6	10/12/2010

Consulting Agreement effective as of January 1, 2010, between AVT, Inc. and Spiro Marketing.	10.21	10/A-8	11/25/2011

Consulting Agreement effective as of January 1, 2011, between AVT, Inc. and Spiro Marketing, Inc.	10.22	10/A-8	11/25/2011

Consulting Agreement effective as of January 1, 2011, between AVT, Inc. and Worth, Inc.	10.23	10/A-8	11/25/2011

Employment Agreement effective as of January 1, 2011, by and between AVT, Inc. and Natalie Russell.	10.24	10-K	3/22/2011

Employment Agreement effective January 1, 2011, by and between AVT, Inc. and James Winsor.	10.25	10-K	3/22/11

Consulting Agreement effective as of January 1, 2012, between AVT, Inc. and Worth, Inc.	10.26	S-1	9/14/12

Employment Agreement effective as of January 1, 2012, by and between AVT, Inc. and Natalie Russell	10.27	S-1	9/14/12

Employment Agreement effective January 1, 2012, by and between AVT, Inc. and James Winsor.	10.28	S-1	9/14/12

Code of Ethics	14.1	10	8/14/2008

Consent of Independent Registered Public Accounting Firm (Hamilton PC)	23.1			X

Consent of Independent Registered Public Accounting Firm (Malcolm L. Pollard, Inc.)	23.2			X

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a) (3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Sec. 230-424);

ii. Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the registrant;

iii. The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

v. This prospectus shall be deemed to be part of and included in this Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Corona, State of California on September 13, 2012.

AVT, Inc.
Date: September 26, 2012	/s/ Natalie Russell
By: Natalie Russell Its: Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.

AVT, Inc.
Date: September 26, 2012	/s/ Natalie Russell
By: Natalie Russell Its: Secretary

AVT, INC.

Page No.
Financial Information

Report of Auditing Firm	F-1

Consolidated Balance Sheets - Year ended December 31, 2011 and December 31, 2010	F-2

Consolidated Statements of Operations - Year ended December 31, 2011	F-3

Consolidated Statement of Shareholders' Equity - Year ended December 31, 2011	F-4

Consolidated Statements of Cash Flows - Year ended December 31, 2011	F-5

Hamilton PC

2121 S. Oneida St., Suite 312
Denver, CO 80224
P: (303) 548-8072
F: (888) 466-4216
ed@hamiltonpccpa.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
AVT, Inc.
Corona, CA

We have audited the accompanying balance sheet of AVT, Inc. as of December 31, 2011, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of AVT, Inc. as of December 31, 2010, were audited by other auditors. Those auditors expressed an unqualified opinion on those financial statements in their report dated February 25, 2011.
We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AVT, Inc. as of December 31, 2011, and the result of its operations and its cash flows for periods then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 12 to the financial statements, the 2010 financial statements have been restated to correct a misstatement.

Hamilton, PC

/s/ Hamilton, PC
Denver, Colorado
April 12, 2012

MACOLM L. POLLARD, Inc. 4845 W. LAKE ROAD, # 119 ERIE, PA 16505
Phone: (814)838-8258	FAX: (814) 838-8452

Report of Independent Registered Public Accounting Firm

Board of Directors
AVT, Inc.
Corona, California

We have audited the accompanying balance sheet of AVT, Inc. as of December 31, 2010 and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2010 , the results of its operations, changes in stockholders’ equity, and its cash flows for the year ended December 31, 2010, in conformity with U.S. generally accepted accounting standards.

Malcolm L. Pollard, Inc.
Erie, Pennsylvania
February 25, 2011

AVT, Inc.
Consolidated Balance Sheet
	December 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$177,400	$278,217
Accounts receivable,	4,048,946	1,100,876
Inventory, net	3,441,386	2,623,861
Other current assets	14,718	16,063
Total current assets	7,682,450	4,019,017

Property and equipment, net	4,519,711	4,519,711
Intangibles, net	9,352,467	9,748,147
Goodwill	1,048,865	1,048,865
Other assets	1,580,922	1,493,767
Less: accumulated depreciation	(2,519,814)	(2,000,448)
Total assets	21,664,601	18,829,059

Liabilities and Shareholders' equity
Current liabilities:
Accounts payable	782,617	11,250
Other current liabilities	621,412	1,107,825
Total current liabilities	$1,404,029	$1,119,075

Long-term liabilities:
Long-term debt	243,664	277,834
Notes payable	713,506	1,062,408
Total long-term liabilities	957,170	1,340,242
Total Liabilities	2,361,199	2,459,317

Shareholders' equity
Preferred stock , Authorized shares	2,706	2,278
Common stock, $.001 par value: Authorized shares 100,000,000;
Issued and outstanding shares 2011- 9,731,629, 2010- 3,744,143,respectively	28,558	25,192
Additional paid in capital	24,478,073	22,912,230
Accumulated deficit	(5,205,935)	(6,569,958)
Total shareholders' equity	19,303,402	16,369,742
Total liabilities and shareholders' equity	$21,664,601	$18,829,059

See accompanying notes.

AVT, Inc.
Consolidated Statements of Operations

	Year ended	Year ended
	December 31, 2011	December 31, 2010
Revenues:
Vending Route	$964,990	$1,240,844
Manufacturing Machine Sales	8,673,347	3,592,705
Non-vending	662,058	824,593
Total revenues	10,300,395	5,658,142

Cost of vending products	585,303	534,147
Cost of manufacturing	3,231,697	1,004,421
Cost of non-vending	260,105	234,317
Cost of sales	4,077,105	1,772,885
Gross profit	6,223,290	3,885,257

Operating expenses:
General and administrative	3,697,022	2,828,598
Depreciation and amortization	915,045	740,221
Total operating expenses	4,612,067	3,568,819

Other income (expense):
Interest expense	247,200	294,247
Provision for Income Taxes	0	0
Total other income (expense), net
Net Income	$1,364,023	$22,191

Net income per share - basic	$0.05	$0.01
Net income per share - diluted	$0.05	$0.01
Weighted average shares outstanding	28,225,268	47,270,944

See accompanying notes.

AVT, Inc.
Consolidated Statement of Shareholders' Equity

								Total
		Preferred Stock		Common Stock		Additional	Accumulated	Stockholders'
		Shares	Amount	Shares	Amount	Paid In Capital	Deficit	Equity
Balance at December 31, 2009		2,033,333	2,200	2,718,925	23,240	20,954,678	(6,592,149)	14,387,969

Issuance of common stock				859,511	808	814,723		815,531

Common stock issued for interest on notes payable				5,584	14	13,959		13,973

Issuance of preferred stock		244,798	78					78

Issuance of common stock for conversion of notes payable				160,123	1,130	1,128,870		1,130,000

Net Income (Loss) for the year ended December 31, 2010							22,191	22,191

Balance at December 31, 2010		2,278,131	2,278	3,744,143	25,192	22,912,230	(6,569,958)	16,369,742

Issuance of common stock				5,535,165	798	142,857		143,655

Common stock issued for interest on notes payable				10,324	9	9,750		9,759

Issuance of preferred stock		428,107	428					428

Issuance of common stock for conversion of notes payable				441,997	2,559	1,413,236		1,415,795

Net Income (Loss) for the period ended December 31, 2011							1,364,023	1,364,023

Balance at December 31, 2011	*	2,706,238	2,706	9,731,629	28,558	24,478,073	(5,205,935)	19,303,402

See accompanying notes.

* Reflects forward split

AVT, Inc.
Consolidated Statements of Cash Flows

		December 31, 2011		December 31, 2010
Operating activities:
Net income		$1,364,023		$22,191
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation/ Amortization		915,045		740,221
Changes in operating assets and liabilities:
Accounts receivable		(2,948,071)		(187,917)
Inventory		(819,633)		(1,500,310)
Accrued expenses and other assets		(506,728)		839,564
Accounts payable		771,367		(90,630)
Net cash used in operating activities		(1,223,997)		(176,881)

Investing activities
Purchases of property and equipment, net		(87,154)		(2,316,893)
Net cash used in investing activities		(87,154)		(2,316,893)

Financing activities
Net proceeds from payments on notes payable		(348,902)		(316,676)
Equipment Leases		(12,509)		25,833
Proceeds from the issuance of common stock		1,571,745		1,959,582
Net cash provided by (used in) financing activities		1,210,334		1,668,739

Net increase (decrease) in cash and cash equivalents		(100,817)		(825,035)
Cash, beginning of year		278,217		1,103,252
Cash, end of year		$177,400		$278,217

Supplemental disclosures of cash flow information:
Cash paid for interest		$247,200		$294,248
Income taxes	$		$

See accompanying notes.

AVT, Inc.
Notes to Consolidated Financial Statements

1. Accounting Policies

Business

AVT, Inc. (the “Company”, “We” or “Our”) was originally incorporated under the laws of the State of Delaware on February 26, 1969, as Infodex, Inc., the Company was renamed to Midwest Venture Group, Inc. in March 2005. The Company then changed its name to Automated Vending Technologies, Inc. in September 2005 to better reflect our primary operations as a machine manufacturer as well as vending route distribution. In January, 2008, the Company changed its state of domicile to Nevada, at that time we became AVT, Inc.. Due to the growth of AVT’s technology foundation base, our hardware, software products, business and overall success relies on both innovative and creative designs. These systems include solutions for wireless management of remote vending, method for controlling vending machines and custom systems.

In April 2008, the Company acquired 100% of the outstanding common stock of AC Mexican Food, Inc. dba Jalapeno’s Mexican food restaurant.

In April 2008, the Company acquired 100% of the outstanding common stock of AC Mexican Food, Inc. dba Jalapeno’s Mexican food restaurant. In March, 2012, the Company sold the Jalapenos Mexican food restaurant asset to an independent 3rd party. AC Mexican Food, Inc. continues to operate by providing fresh Mexican foods to the Company’s vending machines.
Interim Financial Information

The accompanying audited consolidated financial statements of AVT, Inc. have been prepared in accordance with the United States generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q. In the opinion of management, all adjustments considered necessary for a fair presentation, consisting of normal recurring adjustments, have been included. Operating results for the year ended December 31, 2011

The Company has incurred losses at times. The Company’s ability to meet its future obligations is dependent upon the success of its products in the market and capital resources. Until the Company’s products can generate sufficient operating revenues, the Company will be required to use its cash and cash equivalents on hand, as well as raise capital to meet its cash flow requirements including the issuance of Common Stock.

Consolidation

The accompanying consolidated financial statements include the accounts of the Company and it’s wholly- owned subsidiary, AC Mexican Food dba Jalapeno’s. All significant inter-company accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.
Cash and Cash Equivalents

Cash and cash equivalents represent all highly liquid investments with original maturities of three months or less. Cash equivalents are comprised of certificates of deposit. The Company maintains its cash in bank accounts, which may exceed federally insured limits at times.

Inventory

Inventory consists of finished goods and vending products. The Company’s inventory is stated at the lower of cost (average cost basis) or market.

	December 31, 2011	December 31, 2010
Food products	$ 64,221	$ 74,830
Machine inventory	$1,505,403	1,511,236
Parts inventory	$1,756,998	$858,471
Restaurant	$114,764	$177,215
	$3,441,386	$2,623,861

Income Taxes

No provision for income taxes has been made for the year ended December 31, 2011 and 2010 given the Company’s losses in prior years and available net operating loss carry forwards. A benefit has not been recorded as the realization of the net operating losses is not assured and the timing in which the Company can utilize its net operating loss carry forwards in any year or in total may be limited by provisions of the Internal revenue Code regarding changes in ownership of corporations.

Fair Value of Financial Instruments

On January 1, 2008, the Company adopted SFAS No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 relates to financial assets and financial liabilities.

In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on at least an annual basis, until January 1, 2009 for calendar year-end entities.

SFAS 157 defines fair value, establishes a framework for measuring fair value in the U.S. generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements and are to be applied prospectively with limited exceptions.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This standard is now the single source in GAAP for the definition of fair value, except for the fair value of leased property as defined in SFAS 13. SFAS 157 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions, about market participant assumptions, that are developed based on the best information available in the circumstances (unobservable inputs).

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

2. Long- Term Debt/ Liabilities

Current Liabilities

Our current liabilities consist of payroll liabilities of $8,554, accounts payable of $782,618, investor notes of $545,000 and other current liabilities of $67,858.

Long Term Liabilities

Long term liabilities include investor notes of $713,506. Contingent upon the closing price of our common stock being equal to or exceeding $1.50 for the ten (10) trading day immediately preceding the conversion date, the notes are convertible at the sole option of the holder, in whole or part: at any time from issuance date, until up to twelve months from issuance date, into such number of fully paid and non- assessable shares of common stock, as is determined by dividing: (x) that portion of the outstanding principal balance plus any accrued but unpaid interest under the note as of such date that the holder elects to convert by (y) a number which is equal to the average closing price for the immediate preceding 10 Trading Days discounted by 25%; or at any time from a date which is after 12 months from the issuance date up to a date which is 24 months from the issuance date at a 15% discount; or at or at any time from a date which is after 24 months from the issuance date up to the maturity date at a 10% discount.

We have long term equipment leases totaling $243,664.

Lease Account	December 31 2011	March 2012
Falcon 241414	$ 9,643	$ 0
Falcon 21430	$ 9,597	$ 5,411
De Lage	$ 4,730	$ 0
Firestone 528916	$ 4,980	$ 0
Chrysler	$ 10,757	$ 6,723
GMAC 28777	$ 34,939	$32,027
GMAC 96864	$ 16,751	$ 14,956
GMAC 58335	$ 9,917	$ 8,500
America Leasing	$ 13,740	$ 9,833
Ally Financial	$ 31,133	$ 29,891
Firestone 40014	$97,477	$ 87,394
	$243,664	$194,735

3. Shareholders’ Equity

Common Stock

On March 2, 2011, the majority of the Company’s shareholders approved the resolution of the Company’s board of directors to amend the Company’s articles of incorporation to reverse split the Company’s common stock on a 1 for 10 basis. All fractional shares were rounded up. Shares issued prior to March 2011, have been retroactively restated to reflect the impact of the stock split. Common stock, $.001 par value: 100,000,000 shares authorized: 4,071,054 shares issued and outstanding.

As at December 31, 2010, the Company had 3,744,143 shares of its common stock issued and outstanding.

As at December 31, 2011, the Company had 9,731,629 shares of its common stock issued and outstanding.

Preferred Stock

For the quarter ended March 31, 2008, the Company’s Board of Directors cancelled all issued and outstanding shares of its Series C Convertible Preferred stock and designated 3,000,000 preferred shares as Series A Convertible Preferred Stock, $.001 par value, of which 2,033,333 shares are issued and outstanding as at December 31, 2009.

For the quarter ended June 30, 2008, 166,667 shares of our issued and outstanding Series A Convertible Preferred stock were converted into 1,000,000 shares of our common stock.

For the quarter ended June 30, 2008, we issued SWI Trading, Inc. a total of 1,000,000 shares of our Series A Convertible Preferred stock as payment for the purchase of certain assets and liabilities of AC Mexican Food, Inc., a California corporation. The Series A Convertible Stock was valued at $.001 par value.

For the quarter ended December 31, 2010, we issued Worth, Inc. a total of 244,798 shares of our Series A Convertible Preferred stock as partial payment consideration of note.

For the quarter ended March 31, 2011, we issued Worth, Inc. a total of 262,467 shares of our Series A Convertible Preferred stock as partial payment consideration of note.

For the quarter ended June 30, 2011, we issued Worth, Inc. a total of 88,889 shares of our Series A Convertible Preferred stock as partial payment consideration of note.

For the quarter ended September 30, 2011, we issued Worth, Inc. a total of 76,751 shares of our Series A Convertible Preferred stock as payment consideration on note.

For the quarter ended December 31, 2011, there were no issuances of Series A Convertible Preferred stock.

There are no previsions or circumstances that will require the company to record our Preferred Stock outside permanent equity.

Preferred Stock, $.001 par value: 3,000,000 shares authorized as Series A Convertible Preferred Stock, $.001 par value, of which 2,706,238 shares of Series A Convertible Preferred stock issued and outstanding.

The Series A Convertible Preferred Stock has the following rights and preferences:

Conversion/ Dividend Rights

Each share of the Series A Preferred Stock may be convertible, at the option of the holder thereof and subject to notice requirements described herein, at any time, into six (6) shares of our common stock. Holders of our Series A Convertible Preferred Stock will be entitled to receive dividends on the stock out of assets legally available for distribution when, as and if authorized and declared by our Board of Directors.

Liquidation Preference

The holders of Series A Convertible Preferred Stock are entitled to receive, prior to the holders of the other series of the Company’s Preferred Stock and prior and in preference to any distribution of our assets or surplus funds to the holders of any other shares of stock of the Company by reason of their ownership of such stock, an amount equal to $0.37 per share with respect to each share of Series A Convertible Preferred Stock, plus all declared but unpaid dividends with respect to such share.

Accounts Receivable

Accounts receivable are reported at their outstanding unpaid principle balances. The Company estimates doubtful accounts for accounts receivable and finance receivables based on historical bad debts, factors related to specific customers’ ability to pay and current economic trends. The Company writes off accounts receivable against the allowance when management determines the balance is uncollectible and the Company ceases collection efforts. The Company offers extended payment terms to certain customers for equipment sales. The Company provides an allowance for credit losses as discussed above extended receivables are carried at their contractual amount and charged off against the allowance for credit losses when management determines that recovery is unlikely and the Company ceases collection efforts.

Revenue Recognition

The Company records revenue when it is realized, or realizable, and earned. The company considers these requirements met when persuasive evidence of an arrangement exists, the products or services have been provided to the customer, the sales price is fixed or determinable and collect ability is reasonably assured.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives or the term of the lease of the related assets, whichever is shorter. Estimated useful lives generally range from 3 to 7 years.

Maintenance and repairs are charged to expense as incurred. Renewals and improvements of a major nature are capitalized.
At the time of the retirement or other disposition of property and equipment, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gains or losses are reflected in income.

Intangible Assets

Intangible assets are carried at cost and consist of patents, copyrights and certain vending route contracts. Amortization is provided on the straight-line basis over the estimated useful lives of the respective assets, ranging from five to seventeen years.

Goodwill

Goodwill is the excess of cost over the fair value of net assets of businesses acquired. Goodwill is not amortized but is evaluated for impairment as described below.

Impairment of Long-Lived Assets

The Company accounts for its long-lived assets in accordance with ASC 360, "Property, Plant, and Equipment". ASC 360 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value or disposable value. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors. For the year end December 31, 2011 and 2010, the Company did not deem any of its long-lived assets to be impaired and thus no impairment losses were recorded.

Segment Reporting

Pursuant to Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, (SFAS 131), the Company is required to disclose certain disclosures of operating segments, as defined in SFAS 131. Management has determined that the Company has two (2) segments related to its Vending and Restaurant operations.

Earnings Per Share

Basic earnings per share is computed in accordance with FASB 128 by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

Basic earnings per share take into account only the actual number of outstanding common shares during the period. Diluted earnings per share take into effect the common shares actually outstanding and the impact of convertible securities, stock options, stock warrants and their equivalents.
Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS 141(R)), which replaces SFAS No. 141, Business Combinations, requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This Statement also requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values.

SFAS 141(R) makes various other amendments to authoritative literature intended to provide additional guidance or to confirm the guidance in that literature to that provided in this Statement. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS 141 (R) to have a material impact on our financial statements.

In December 2007, FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements (SFAS 160), which amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements.

SFAS 160 establishes accounting and reporting standards that require the ownership interests in subsidiaries not held by the parent to be clearly identified, labeled and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. This statement also requires the amount of consolidated net income attributable to the parent and to the non-controlling interest to be clearly identified and presented on the face of the consolidated statement of income. Changes in a parent’s ownership interest while the parent retains its controlling financial interest must be accounted for consistently, and when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary must be initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any non-controlling equity investment. The Statement also requires entities to provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners.

This Statement applies prospectively to all entities that prepare consolidated financial statements and applies prospectively for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect this to have a significant impact on its financial statements.
4. Fixed Assets - Property and Equipment
Machines on location	$ 1,097,358
Restaurant equipment	$ 514,300
Building improvements	$ 360,070
Vehicles	$ 685,144
Furniture and equipment	$ 426,378
Manufacturing Machinery	$ 2,481,675
Kiosk/ Other	$ 300,366
Computer and software	$ 235,341

$6,100,633
5. Intangible Assets

Application software

Our intangible assets include the development of system design, proprietary technologies, application software, and customize systems in order to maintain the high degree of market position. AVT developed proprietary software, requires a methodical approach to the design and continuous evolution, enhancement and system architecture. Our application software programs, protocols, patents, and intellectual property that pertains to the design and system architecture that are all or in part of AVT’s group of key intangible assets.
We acquired the rights to our pending Wireless Management of Remote Vending patent via payment of 3,000,000 restricted shares of the Company’s common stock valued at $1.00 per share and the rights to our pending MultiMedia System, Method for Controlling Vending Machines patent via payment of 1,000,000 restricted shares of the Company’s common stock valued at $1.00 per share.

6. Business Combination

In April 2008, we purchased 100% of the assets and liabilities of AC Mexican Food, Inc. dba Jalapenos Mexican Food, for a purchase price of 1,000,000 restricted shares of our Series A Convertible Preferred stock.

The asset was valued at $1,000,000 pursuant to the value of fixtures in the restaurant. The Series A Convertible Preferred stock was arbitrarily valued at $1.00 per share as there is no public market for the Company’s Preferred stock.

Pursuant to FASB 141, the primary purpose of the purchase was to provide an alternative stream for the Company and to provide the Company with the ability to provide Mexican fresh foods in the Company’s vending machines.

Fair Value Option

On January 1, 2008, the Company adopted SFAS No. 159 (SFAS 159), The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 provides a fair value option election that allows entities to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities.

Changes in fair value are recognized in earnings as they occur for those assets and liabilities for which the election is made. The election is made on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument.
The adoption of SFAS 159 did not have a material impact on the Company’s financial statements as the Company did not elect the fair value option for any of its financial assets or liabilities.

9. Commitments and Contingencies

Indemnities and Guarantees

During the normal course of business, the Company may make certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions.
These indemnities may include certain agreements with the Company’s officers, under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship, agreements with financial institutions in connections with certain of the Company’s notes payable, and agreements with leasing of office space for certain actions arising during the Company tenancy. The duration of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make.

Historically, the Company has not been obligated to make payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheet.

Leases

The Company has various operating lease commitments in connection with its office space and certain equipment.

Legal

The Company may be involved from time to time in claims, lawsuits, and disputes with third parties, actions involving allegations or discrimination or breach of contract actions incidental in the normal operations of the business. The Company is currently not involved in any such litigation or disputes which management believes could have a material adverse effect on its financial position or results of operations.

Voting Rights

Except as otherwise required by law, the holders of the Company’s Series A Convertible Preferred Stock vote; (i) as a single class and shall have such number of votes as is determined by multiplying (a) the number of shares of Series A Convertible Preferred Stock held by such holder, (b) the number of issued and outstanding shares of our Series A Convertible Preferred Stock and Common Stock as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, and (c) 0.00000025; and (ii) the holders of our Common Stock shall have one vote per share of Common Stock held as of such date.
10. Subsequent Events

In April 2008, the Company acquired 100% of the outstanding common stock of AC Mexican Food, Inc. dba Jalapeno’s Mexican food restaurant. In March, 2012, the Company sold the Jalapenos Mexican food restaurant asset to an independent 3rd party. AC Mexican Food, Inc. continues to operate by providing fresh Mexican foods to the Company’s vending machines.

11. Reclassification

Certain prior year amounts have been reclassified to conform to the current period presentation for comparative purposes.

12. Prior Period Adjustments and Restatement of Weighted Average Shares

The previously issued financial statements for 2010 have been restated. Weighted average shares and net income per share (basic and diluted) were not properly calculated as required by GAAP. The effect of the correction is as follows:

	As Previously Stated	As Corrected

Net income per share - basic	$0.02	$ -
Net income per share - diluted	$ 0.02	$ -

Number of Weighted Average Shares Outstanding	53,167,666	4,727,094

AVT, INC.

Page No.

Consolidated Balance Sheets - Three months ended June 30, 2012 and December 31, 2011	F-1

Consolidated Statements of Operations - Three and Six months ended June 30, 2012	F-2

Consolidated Statement of Shareholders' Equity - Six months ended June 30, 2012	F-3

Consolidated Statements of Cash Flows - Six months ended June 30, 2012 and December 31, 20111	F-4

AVT, Inc.
Consolidated Balance Sheet
	June 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$877,988	$177,400
Accounts receivable,	2,289,180	4,048,946
Inventory, net	6,402,120	3,441,386
Other current assets	14,718	14,718
Total current assets	9,584,006	7,682,450

Property and equipment, net	4,035,034	4,519,711
Intangibles, net	9,136,960	9,352,467
Goodwill	1,048,865	1,048,865
Other assets	1,867,814	1,580,922
Less: accumulated depreciation	(2,754,210)	(2,519,814)
Total assets	22,918,469	21,664,601

Liabilities and Shareholders' equity
Current liabilities:
Accounts payable	1,298,090	782,617
Other current liabilities	810,792	621,412
Total current liabilities	$2,108,882	$1,404,029

Long-term liabilities:
Long- term debt	185,902	243,664
Notes payable	597,500	713,506
Total long-term liabilities	783,402	957,170
Total Liabilities	2,892,284	2,361,199

Shareholders' equity
Preferred stock , $.001 par value: Authorized Shares: 10,000,000;	2,623	2,706
Issued and outstanding shares of Preferred stock: 2,623,257
Common stock, $.001 par value: Authorized shares 100,000,000;
Issued and outstanding shares of Common Stock:2012- 10,863,401, 2011- 9,731,629		28,558
Additional paid in capital	24,644,199	24,478,073
Accumulated deficit	(4,646,628)	(5,205,935)
Total shareholders' equity	20,026,185	19,303,402
Total liabilities and shareholders' equity	$22,918,469	$21,664,601

See accompanying notes.

F-1

AVT, Inc.
Consolidated Statements of Operations

	3 Months ended	3 Months ended	6 Months ended	6 Months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Revenues:
Vending Route	$263,494	$244,016	$519,253	$466,495
Manufacturing Machine Sales	3,288,304	2,236,457	6,342,173	3,236,955
Non-vending	0	181,099	194,085	358,178
Total revenues	3,551,798	2,661,572	7,055,511	4,061,628

Cost of vending products	233,345	180,449	317,211	295,157
Cost of manufacturing	1,327,635	1,151,012	2,997,100	1,297,104
Cost of non-vending	0	72,876	114,764	137,434
Cost of sales	1,560,980	1,404,337	3,429,075	1,729,695
Gross profit	1,990,818	1,257,235	3,626,436	2,331,933

Operating expenses:
General and administrative	1,396,963	964,898	2,496,125	1,763,239
Depreciation and amortization	224,952	210,279	449,904	438,558
Total operating expenses	1,621,915	1,175,177	2,946,029	2,201,797

Other income (expense):
Interest expense	34,749	47,258	66,587	85,420
Restaurant Sale			(54,513)
Provision for Income Taxes	0	0	0	0
Total other income (expense), net
Net Income	$334,154	$34,800	$559,307	$44,716

Net income per share - basic	$0.01	$0.01	$0.01	$0.01
Net income per share - diluted	$0.01	$0.01	$0.01	$0.01
Weighted average shares outstanding	27,099,146	31,592,804	26,118,485	31,592,804

See accompanying notes.

F-2

AVT, Inc.
Consolidated Statement of Shareholders' Equity

								Total
		Preferred Stock		Common Stock		Additional	Accumulated	Stockholders'
		Shares	Amount	Shares	Amount	Paid In Capital	Deficit	Equity
Balance at December 31, 2009		2,033,333	2,200	2,718,925	23,240	20,954,678	(6,592,149)	14,387,969

Issuance of common stock				859,511	808	814,723		815,531

Common stock issued for interest on notes payable				5,584	14	13,959		13,973

Issuance of preferred stock		244,798	78					78

Issuance of common stock for conversion of notes payable				160,123	1,130	1,128,870		1,130,000

Net Income (Loss) for the year ended December 31, 2010							22,191	22,191

Balance at December 31, 2010		2,278,131	2,278	3,744,143	25,192	22,912,230	(6,569,958)	16,369,742

Issuance of common stock				5,535,165	798	142,857		143,655

Common stock issued for interest on notes payable				10,324	9	9,750		9,759

Issuance of preferred stock		428,107	428					428

Issuance of common stock for conversion of notes payable				441,997	2,559	1,413,236		1,415,795

Net Income (Loss) for the period ended December 31, 2011							1,364,023	1,364,023

Balance at December 31, 2011	*	2,706,238	2,706	9,731,629	28,558	24,478,073	(5,205,935)	19,303,402

Issuance of common stock				307,510		99,701		99,701

Common stock issued for interest on notes payable				4,137				0

Issuance of preferred stock								0

Issuance of common stock for conversion of notes payable				117,711	120			120

Net Income (Loss) for the period ended March 31, 2012							225,152	225,152

Balance at March 31, 2012	*	2,706,238	2,706	10,160,987	28,678	24,577,774	(4,980,783)	19,628,375

Issuance of common stock				674,928	67	66,426		66,493

Common stock issued for interest on notes payable				5,279	5			5

Issuance of preferred stock		-82,981	-83					(83)

Issuance of common stock for conversion of notes payable				22,207	-2,759			-2,759

Net Income (Loss) for the period ended June 30, 2012							334,154	334,154

Balance at June 30, 2012	*	2,623,257	2,623	10,863,401	25,991	24,644,200	(4,646,629)	20,026,185

See accompanying notes.

F-3

AVT, Inc.
Consolidated Statements of Cash Flows

		June 30, 2012		December 31, 2011
Operating activities:
Net income		$334,154		$1,364,023
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation/ Amortization		224,952		915,045
Changes in operating assets and liabilities:
Accounts receivable		978,651		(2,948,071)
Inventory		(1,892,696)		(819,633)
Accrued expenses and other assets		48,874		(506,728)
Accounts payable		809,317		771,367
Net cash used in operating activities		503,252		(1,223,997)

Investing activities
Purchases of property and equipment, net		(271,217)		(87,154)
Net cash used in investing activities		(271,217)		(87,154)

Financing activities
Net proceeds from payments on notes payable		(41,006)		(348,902)
Equipment Leases		(40,961)		(12,509)
Proceeds from the issuance of common stock		63,656		1,571,745
Net cash provided by (used in) financing activities		(18,311)		1,210,334

Net increase (decrease) in cash and cash equivalents		213,724		(100,817)
Cash, beginning of year		664,265		278,217
Cash, end of year		$877,988		$177,400

Supplemental disclosures of cash flow information:
Cash paid for interest		$34,749		$247,200
Income taxes	$		$

See accompanying notes.

F-4

AVT, Inc.
Notes to Consolidated Financial Statements

1. Accounting Policies

Business

AVT, Inc. (the “Company”, “We” or “Our”) was originally incorporated under the laws of the State of Delaware on February 26, 1969, as Infodex, Inc., the Company was renamed to Midwest Venture Group, Inc. in March 2005. The Company then changed its name to Automated Vending Technologies, Inc. in September 2005 to better reflect our primary operations as a machine manufacturer as well as vending route distribution. In January, 2008, the Company changed its state of domicile to Nevada, at that time we became AVT, Inc.. Due to the growth of AVT’s technology foundation base, our hardware, software products, business and overall success relies on both innovative and creative designs. These systems include solutions for wireless management of remote vending, method for controlling vending machines and custom systems.

Interim Financial Information

The accompanying audited consolidated financial statements of AVT, Inc. have been prepared in accordance with the United States generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q. In the opinion of management, all adjustments considered necessary for a fair presentation, consisting of normal recurring adjustments, have been included. Operating results for the three months ended June 30, 2012.

The Company has incurred losses at times. The Company’s ability to meet its future obligations is dependent upon the success of its products in the market and capital resources. Until the Company’s products can generate sufficient operating revenues, the Company will be required to use its cash and cash equivalents on hand, as well as raise capital to meet its cash flow requirements including the issuance of Common Stock.

Consolidation

The accompanying consolidated financial statements include the accounts of the Company and it’s wholly- owned subsidiary, AC Mexican Food dba Jalapeno’s. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents represent all highly liquid investments with original maturities of three months or less. Cash equivalents are comprised of certificates of deposit. The Company maintains its cash in bank accounts, which may exceed federally insured limits at times.

Inventory

Inventory consists of finished goods and vending products. The Company’s inventory is stated at the lower of cost (average cost basis) or market. The Route also stocks the machines with change consisting of $14,718.

	June 30,2012	December 31,2011
	($)	($)

Food products	63,708	64,221
Machine inventory	2,649,055	1,505,403
Parts inventory	3,689,357	1,756,998
Restaurant	0	114,764
	6,402,120	3,441,386

Income Taxes

No provision for income taxes has been made for the three months ended June 30, 2012 and 2011 given the Company’s losses in prior years and available net operating loss carry forwards. A benefit has not been recorded as the realization of the net operating losses is not assured and the timing in which the Company can utilize its net operating loss carry forwards in any year or in total may be limited by provisions of the Internal revenue Code regarding changes in ownership of corporations.

Fair Value of Financial Instruments

On January 1, 2008, the Company adopted SFAS No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 relates to financial assets and financial liabilities.

In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on at least an annual basis, until January 1, 2009 for calendar year-end entities.

SFAS 157 defines fair value, establishes a framework for measuring fair value in the U.S. generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements and are to be applied prospectively with limited exceptions.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

This standard is now the single source in GAAP for the definition of fair value, except for the fair value of leased property as defined in SFAS 13. SFAS 157 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions, about market participant assumptions, that are developed based on the best information available in the circumstances (unobservable inputs).

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

2. Long- Term Debt/ Liabilities

Current Liabilities

Our current liabilities consist of accounts payable of $1,298,090, investor notes of $545,000 and other current liabilities of $265,792.

Long Term Liabilities

Long Term Liabilities include long term equipment leases totaling $185,902.

Lease Account	June 30, 2012 ($)	December 31, 2011 ($)
Falcon 241414	0	9,643
Falcon 21430	0	9,597
De Lage	27,593	4,730
Firestone 528916	0	4,980
Chrysler	0	10,757
GMAC 28777	29,115	34,939
GMAC 96864	16,153	16,751
GMAC 58335	7,083	9,917
America Leasing	0	13,740
Ally Financial	28,648	31,133
Firestone 40014	77,310	97,477
	185,902	243,664

Long term liabilities include investor convertible promissory notes of $597,500. Contingent upon the closing price of our common stock being equal to or exceeding $1.50 for the ten (10) trading day immediately preceding the conversion date, the notes are convertible at the sole option of the holder, in whole or part: at any time from issuance date, until up to twelve months from issuance date, into such number of fully paid and non- assessable shares of common stock, as is determined by dividing: (x) that portion of the outstanding principal balance plus any accrued but unpaid interest under the note as of such date that the holder elects to convert by (y) a number which is equal to the average closing price for the immediate preceding 10 Trading Days discounted by 25%; or at any time from a date which is after 12 months from the issuance date up to a date which is 24 months from the issuance date at a 15% discount; or at or at any time from a date which is after 24 months from the issuance date up to the maturity date at a 10% discount.

3. Shareholders’ Equity

Common Stock

On March 2, 2011, the majority of the Company’s shareholders approved the resolution of the Company’s board of directors to amend the Company’s articles of incorporation to reverse split the Company’s common stock on a 1 for 10 basis. All fractional shares were rounded up. Shares issued prior to March 2011, have been retroactively restated to reflect the impact of the stock split. Common stock, $.001 par value: 100,000,000 shares authorized: 4,071,054 shares issued and outstanding.

As at December 31, 2011, the Company had 9,731,629 shares of its common stock issued and outstanding.

As at March 31, 2012, the Company had 10,160,987 shares of its common stock issued and outstanding.

As at June 30, 2012, the Company had 10,863,401 shares of its common stock issued and outstanding.

Preferred Stock

For the quarter ended December 31, 2010, we issued Worth, Inc. a total of 244,798 shares of our Series A Convertible Preferred stock as partial payment consideration of note.

For the quarter ended March 31, 2011, we issued Worth, Inc. a total of 262,467 shares of our Series A Convertible Preferred stock as partial payment consideration of note.

For the quarter ended June 30, 2011, we issued Worth, Inc. a total of 88,889 shares of our Series A Convertible Preferred stock as partial payment consideration of note.

For the quarter ended September 30, 2011, we issued Worth, Inc. a total of 76,751 shares of our Series A Convertible Preferred stock as payment consideration on note.

For the quarter ended December 31, 2011, there were no issuances of Series A Convertible Preferred stock.

There are no previsions or circumstances that will require the company to record our Preferred Stock outside permanent equity.

Preferred Stock, $.001 par value: 3,000,000 shares authorized as Series A Convertible Preferred Stock, $.001 par value, of which 2,706,238 shares of Series A Convertible Preferred stock issued and outstanding.

The Series A Convertible Preferred Stock has the following rights and preferences:

Conversion/ Dividend Rights

Each share of the Series A Preferred Stock may be convertible, at the option of the holder thereof and subject to notice requirements described herein, at any time, into six (6) shares of our common stock. Holders of our Series A Convertible Preferred Stock will be entitled to receive dividends on the stock out of assets legally available for distribution when, as and if authorized and declared by our Board of Directors.

Liquidation Preference

The holders of Series A Convertible Preferred Stock are entitled to receive, prior to the holders of the other series of the Company’s Preferred Stock and prior and in preference to any distribution of our assets or surplus funds to the holders of any other shares of stock of the Company by reason of their ownership of such stock, an amount equal to $0.37 per share with respect to each share of Series A Convertible Preferred Stock, plus all declared but unpaid dividends with respect to such share.

Earnings Per Share

Basic earnings per share is computed in accordance with FASB 128 by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

Basic earnings per share take into account only the actual number of outstanding common shares during the period. Diluted earnings per share take into effect the common shares actually outstanding and the impact of convertible securities, stock options, stock warrants and their equivalents.

4. Other Assets

Goodwill

Goodwill is the excess of cost over the fair value of net assets of businesses acquired. Goodwill is not amortized but is evaluated for impairment as described below.

Impairment of Long-Lived Assets

The Company accounts for its long-lived assets in accordance with ASC 360, "Property, Plant, and Equipment". ASC 360 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value or disposable value. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors. For the quarter ended June 30, 2012 and year ended 2011, the Company did not deem any of its long-lived assets to be impaired and thus no impairment losses were recorded.

5. Fixed Assets - Property and Equipment

($)

Machines on location	1,097,358
Restaurant equipment	0
Building improvements	721,610
Vehicles	587,821
Furniture and equipment	456,002
Manufacturing Machinery	2,481,675
Kiosk/ Other	262,866
Computer and software	295,516
5,902,848

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives or the term of the lease of the related assets, whichever is shorter. Estimated useful lives generally range from 3 to 7 years.

Maintenance and repairs are charged to expense as incurred. Renewals and improvements of a major nature are capitalized.

At the time of the retirement or other disposition of property and equipment, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gains or losses are reflected in income.

Fair Value Option

On January 1, 2008, the Company adopted SFAS No. 159 (SFAS 159), The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 provides a fair value option election that allows entities to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities.

Changes in fair value are recognized in earnings as they occur for those assets and liabilities for which the election is made. The election is made on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument.

The adoption of SFAS 159 did not have a material impact on the Company’s financial statements as the Company did not elect the fair value option for any of its financial assets or liabilities.

6. Intangible Assets

Intangible Assets

Intangible assets are carried at cost and consist of patents, copyrights and certain vending route contracts. Amortization is provided on the straight-line basis over the estimated useful lives of the respective assets, ranging from five to seventeen years.

Application software

Our intangible assets include the development of system design, proprietary technologies, application software, and customize systems in order to maintain the high degree of market position. AVT developed proprietary software, requires a methodical approach to the design and continuous evolution, enhancement and system architecture. Our application software programs, protocols, patents, and intellectual property that pertains to the design and system architecture that are all or in part of AVT’s group of key intangible assets.

We acquired the rights to our pending Wireless Management of Remote Vending patent via payment of 3,000,000 restricted shares of the Company’s common stock valued at $1.00 per share and the rights to our pending MultiMedia System, Method for Controlling Vending Machines patent via payment of 1,000,000 restricted shares of the Company’s common stock valued at $1.00 per share.

7. Commitments and Contingencies

Indemnities and Guarantees

During the normal course of business, the Company may make certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions.

These indemnities may include certain agreements with the Company’s officers, under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship, agreements with financial institutions in connections with certain of the Company’s notes payable, and agreements with leasing of office space for certain actions arising during the Company tenancy. The duration of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make.

Historically, the Company has not been obligated to make payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheet.

Leases

The Company has various operating lease commitments in connection with its office space and certain equipment.

Legal

The Company may be involved from time to time in claims, lawsuits, and disputes with third parties, actions involving allegations or discrimination or breach of contract actions incidental in the normal operations of the business. The Company is currently not involved in any such litigation or disputes which management believes could have a material adverse effect on its financial position or results of operations.

Voting Rights

Except as otherwise required by law, the holders of the Company’s Series A Convertible Preferred Stock vote; (i) as a single class and shall have such number of votes as is determined by multiplying (a) the number of shares of Series A Convertible Preferred Stock held by such holder, (b) the number of issued and outstanding shares of our Series A Convertible Preferred Stock and Common Stock as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, and (c) 0.00000025; and (ii) the holders of our Common Stock shall have one vote per share of Common Stock held as of such date.

8. Accounting

Accounts Receivable

Accounts receivable are reported at their outstanding unpaid principle balances. The Company estimates doubtful accounts for accounts receivable and finance receivables based on historical bad debts, factors related to specific customers’ ability to pay and current economic trends. The Company writes off accounts receivable against the allowance when management determines the balance is uncollectible and the Company ceases collection efforts. The Company offers extended payment terms to certain customers for equipment sales. The Company provides an allowance for credit losses as discussed above extended receivables are carried at their contractual amount and charged off against the allowance for credit losses when management determines that recovery is unlikely and the Company ceases collection efforts.

Revenue Recognition

The Company records revenue when it is realized, or realizable, and earned. The company considers these requirements met when persuasive evidence of an arrangement exists, the products or services have been provided to the customer, the sales price is fixed or determinable and collect ability is reasonably assured.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS 141(R)), which replaces SFAS No. 141, Business Combinations, requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This Statement also requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values.

SFAS 141(R) makes various other amendments to authoritative literature intended to provide additional guidance or to confirm the guidance in that literature to that provided in this Statement. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS 141 (R) to have a material impact on our financial statements.

In December 2007, FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements (SFAS 160), which amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements.

SFAS 160 establishes accounting and reporting standards that require the ownership interests in subsidiaries not held by the parent to be clearly identified, labeled and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. This statement also requires the amount of consolidated net income attributable to the parent and to the non-controlling interest to be clearly identified and presented on the face of the consolidated statement of income. Changes in a parent’s ownership interest while the parent retains its controlling financial interest must be accounted for consistently, and when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary must be initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any non-controlling equity investment. The Statement also requires entities to provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners.

This Statement applies prospectively to all entities that prepare consolidated financial statements and applies prospectively for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect this to have a significant impact on its financial statements.